Exhibit 10.34

____________________________________________
ASSET PURCHASE AGREEMENT

by and between

Hearthside Food Solutions, LLC

and

Post Acquisition Sub I, LLC

Dated as of May 8, 2013
____________________________________________

i

ii

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 8, 2013, by and between Hearthside Food Solutions, LLC, a Delaware limited liability company (the "Seller), and Post Acquisition Sub I, LLC, a Delaware limited liability company (the "Buyer"). Each of the parties named above may be referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article XII below.
RECITALS
WHEREAS, subject to the terms and conditions contained herein, the Buyer wishes to buy and the Seller wishes to sell the assets that are used by the Seller in the business of manufacturing, packaging, distributing, selling and marketing private label and branded bulk granola, ready‑to‑eat cereals and granola snacks out of the facilities constituting the Acquired Leased Real Property that is being assigned to the Buyer hereunder (the "Business") and the Buyer desires to assume the Assumed Liabilities, in each case, to the extent set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE PURCHASED ASSETS
Section 1.1    Purchased Assets and Excluded Assets.
(a)    Purchased Assets. On the Closing Date, on the terms and subject to the terms and conditions hereof, and in consideration of the Purchase Price to be paid to the Seller by the Buyer and the Assumed Liabilities to be assumed by the Buyer, the Buyer will purchase and acquire from the Seller, and the Seller will sell, convey, assign, transfer and deliver to the Buyer, all of the Seller's right, title and interest in and to all of the assets, properties, rights and interests of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill of the Business), wherever located and whether now existing or hereafter acquired, which are used in or held for use in the operation or conduct of the Business (collectively, the "Purchased Assets") free and clear of all Liens other than Permitted Liens, including the following, but excluding the Excluded Assets:
(i)    the Leased Real Property of the Seller and all Leases related thereto (the "Acquired Leased Real Property");
(ii)    the Inventory of the Seller relating to the Business (the "Acquired Inventory");
(iii)    the Accounts Receivable of the Seller relating to the Business listed on Schedule 1.1(a)(iii) and hereafter updated as provided in Section 5.3(b) (the "Acquired Accounts Receivable");
(iv)    the Tangible Personal Property of the Seller located at the Acquired Leased Real Property as of the Closing Date, including the Tangible Personal Property listed on Schedule 1.1(a)(iv) and hereafter updated as provided in Section 5.3(b) (the "Acquired Tangible Personal Property");

(v)    to the extent assignable, and subject to the terms and conditions of Section 1.4, the Contracts and Purchase Orders of the Seller and the rights of Seller thereunder (collectively, the "Assigned Contracts") and those Contracts relating exclusively to the Business (including Purchase Orders) which are entered into in the Ordinary Course of Business after the date hereof in compliance with Section 5.1 and the rights of the Seller thereunder (collectively, the "Other Assigned Contracts"), in each case listed on Schedule 1.1(a)(v) as hereafter updated as provided in Section 5.3(b);
(vi)    the Intellectual Property owned or used by the Seller relating primarily to the Business, including the Intellectual Property listed on Schedule 1.1(a)(vi) (the "Assigned Intellectual Property");
(vii)    to the extent assignable, the Licenses and Permits of the Seller relating to the Business, including the Licenses and Permits listed on Schedule 1.1(a)(vii) (the "Assigned Licenses and Permits"); and
(viii)    lists, records and other information pertaining to suppliers and customers, accounts, personnel, sales histories and referral sources, all drawings, construction plans, warranties related to any improvement of the Acquired Leased Real Property, owner's manuals, surveys, plats, instruments, specifications, reports, studies, plans, books, ledgers, files, financial statements, invoices, documents, correspondence, market share data, product literature, and business and accounting records of every kind (including all pricing, financial, business and marketing plans), advertising, creative, marketing and promotional materials, uniform product codes, engineering data, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, historical detail of accounts receivable information, warranties of or by any manufacturer or supplier, telephone, telephone numbers, including the Transferred Cellular Phone Numbers, telecopy and e-mail addresses and listings, including the Individual Email Histories, and all materials (tangible or intangible), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form and, in each case, owned by the Seller relating to the Business and other than the Excluded Seller Records (the "Acquired Records"); provided, however, that the Seller may retain copies of all Acquired Records necessary or useful to the Seller in filing any future Tax Returns or in fulfilling its obligations under this Agreement or any Retained Liability, or any other legitimate purpose; and
(ix)    all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guaranties, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, whether choate or inchoate, known or unknown, contingent or noncontingent, in each case, to the extent relating to the Purchased Assets listed in clauses (i) through (viii) above.
(b)    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the assets, properties, rights and interests of the Seller not included in the Purchased Assets pursuant to Section 1.1(a) (collectively, the "Excluded Assets"), are expressly excluded from the purchase and sale contemplated hereby, and as such are not included in the Purchased Assets and shall remain the property of the Seller after the Closing:
(i)    all Tax Returns and related records and documents of the Seller, and the Seller's corporate records and minute books (the "Excluded Seller Records");

(ii)    all Cash on Hand and bank accounts of the Seller as of the Closing Date;
(iii)    insurance benefits to the extent such benefits relate to an Excluded Asset or Retained Liability and any claims under that certain Asset Purchase Agreement dated as of March 6, 2010 pursuant to which the Seller acquired the Business;
(iv)    the Corporate Services Assets of the Seller;
(v)    all rights of the Seller or any of its Affiliates under this Agreement and the Other Agreements, and the schedules and exhibits hereto and thereto;
(vi)    the personnel records and other records that the Seller or any of its Affiliates is required by Law to retain in its possession; provided, however, that, to the extent permitted under Law, the Seller shall, at the Buyer's request, provide the Buyer with copies of such records for any Hired Employee;
(vii)    all Tax attributes, Tax credits and Tax refunds of the Seller, whether or not attributable to the Seller's ownership of the Purchased Assets;
(viii)    the assets, properties, rights and interests of the Seller set forth on Schedule 1.1(b)(viii);
(ix)    all Plans; and
(x)    any assets that are consumed, sold or disposed of in the Ordinary Course of Business prior to the Closing.
Section 1.2    Assumption and Retention of Liabilities.
(a)    Assumed Liabilities. As of the Closing Date, on the terms and subject to the conditions hereof, and as additional consideration for the Purchased Assets, the Buyer shall assume and shall pay, perform and discharge, in accordance with their respective terms and subject to their respective conditions, all of the Liabilities of the Seller relating primarily to the Business not specifically defined as Retained Liabilities pursuant to Section 1.2(b) including the following Liabilities (collectively, the "Assumed Liabilities"):
(i)    any Liability under any Assigned Contract or under any Other Assigned Contract;
(ii)    any other Liabilities specifically assumed by the Buyer elsewhere in this Agreement or the Other Agreements;
(iii)    any Liability in respect of Hired Employees and beneficiaries of Hired Employees to the extent first arising after the Closing Date in their capacity as employees of the Buyer;
(iv)    any Liabilities specifically listed on Schedule 1.2(a)(iv) and hereafter updated as provided in Section 5.3(b); and;
(v)    any Liability arising out of or relating to product liability, breach of warranty or similar claim for injury to person or property relating to the Purchased Assets;

(vi)    any Liability arising out of or relating to the return of any products produced by the Seller relating to the Business;
(vii)    any Liability for Taxes arising out of or relating, directly or indirectly, to the Purchased Assets or the ownership, sale or lease of any of the Purchased Assets to the extent included in the Closing Date Net Working Capital calculations or related solely to periods or transactions after the Closing Date; and
(viii)    any Liability of the Seller existing on or after the Closing Date for the accounts payable of the Seller relating to the Business including those listed on Schedule 1.2(a)(viii) and hereafter updated as provided in Section 5.3(b).
For the avoidance of doubt, except for the Assumed Liabilities specifically assumed by the Buyer hereunder, the Buyer and the Seller agree that the Buyer is not assuming any Liability of the Seller and the Buyer hereby disclaims any Liabilities of the Seller not so specifically assumed, including the Retained Liabilities. Except for the Assumed Liabilities specifically assumed by the Buyer hereunder, the Parties intend that the Buyer is not, nor shall it be deemed to be a successor of the Seller with respect to any of the Seller’s Liabilities arising or accruing before, on or after the Closing Date.
(b)    Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Seller shall retain and shall be responsible for, and the Buyer shall not assume or have any responsibility for, the following Liabilities relating to the Business (collectively, the "Retained Liabilities"):
(i)    any Liability to the extent exclusively arising out of and relating to the Excluded Assets;
(ii)    the Seller's obligations under this Agreement and the Other Agreements;
(iii)    any Liability under any Plan of the Seller and any Liabilities to any officer, director, or employee of the Seller or any of their dependents, including for any salary, vacation pay, sick pay, severance, worker's compensation, health benefits or any other compensation or benefits whatsoever (whether under any applicable Law, any Plan or otherwise), arising out of or relating to their employment by the Seller, except as otherwise provided in Section 9.4;
(iv)    any Liability of the Seller under any Contract not assumed by the Buyer pursuant to Section 1.1(a);
(v)    any Liability for Taxes imposed or arising as a result of the Seller's operation of the Business or ownership of its assets and properties prior to the Closing Date to the extent not included in the Closing Date Net Working Capital calculations, including any Liability for Taxes arising out of or relating, directly or indirectly, to the Purchased Assets or the ownership, sale or lease of any of the Purchased Assets;
(vi)    any Indebtedness of the Seller;
(vii)    any Liability for issued but uncleared checks and drafts outstanding as of the Closing Date; and
(viii)    any Liability related to the Equity Interests of the Seller to which the Seller is a party or by which it is bound, obligating the Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Seller or obligating the Seller to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Equity Interests of the Seller.

Section 1.3    Purchase Price. Subject to adjustment pursuant to Section 2.2 and Section 9.4(e), the aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be an amount equal to $158,000,000 (One Hundred Fifty-Eight Million Dollars). The Purchase Price shall be paid in the amount and in the manner set forth in Article II.
Section 1.4    Consent of Third Parties. On the Closing Date, the Seller shall assign to the Buyer, and the Buyer will assume, the Assigned Contracts and the Other Assigned Contracts, to the extent provided in this Agreement, in each case to the extent permitted by and in accordance with applicable Law. Notwithstanding anything to the contrary in this Agreement, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the Consent of the other party thereto or any other third party that has not been obtained prior to the Closing Date (or otherwise are not in full force and effect) and, if applicable, the Buyer waives the condition set forth in Section 7.2(c) and the Closing occurs, then this Agreement shall not constitute an agreement to assign or otherwise transfer any rights or obligations under any such Assigned Contract or Other Assigned Contract if an attempted assignment or transfer without any such Consent would constitute a breach or violation thereof (each, a "Restricted Assigned Contract"). Following the Closing the Parties shall use their Reasonable Efforts, and cooperate with each other, to obtain the required Consent relating to each Restricted Assumed Contract as soon as practicable and, pending the receipt of the required Consent for the Restricted Assumed Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the benefits of use of the Restricted Assumed Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Buyer of any and all rights of the Seller against a third party thereunder); provided, however, that, except as set forth in the Transition Services Agreement (i) the Buyer shall indemnify and hold harmless the Seller and its Affiliates for any and all Liabilities arising in connection with any action by a third party arising from, in connection with, or otherwise with respect to actions taken or failed to be taken by the Seller at the Buyer's request pursuant to this Section 1.4, and (ii) the Buyer shall reimburse the Seller for all reasonable and documented out‑of‑pocket expenses incurred by the Seller arising from, in connection with or otherwise with respect to actions taken by the Seller at the Buyer's request pursuant to this Section 1.4, and (iii) the Buyer shall perform and comply with, at the Buyer's sole cost, all of the Seller's obligations arising after Closing, except to the extent such obligations do not constitute an Assumed Liability, under the Restricted Assigned Contracts as if the Buyer was the Seller thereunder. Upon receipt of the required Consent for the assignment and transfer of a Restricted Assigned Contract, the Seller shall promptly assign and transfer such Restricted Assigned Contract to the Buyer, and the Buyer shall assume the obligations under such Restricted Assigned Contract pursuant to a special-purpose assignment and assumption agreement reasonably satisfactory to the Parties (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Buyer).
Section 1.5    Closing. The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place as described in Article VIII on the first Business Day immediately following the end of the Seller' s fiscal period during which the last to be fulfilled or waived of the closing conditions set forth in Article VII (other than the conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall have been satisfied or waived in writing as provided therein, or such other date as the Parties may mutually agree. The date on which the Closing occurs shall be referred to in this Agreement as the "Closing Date." The parties agree that if all such conditions are satisfied on or prior to May 25, 2013, the Closing Date shall occur on May 28, 2013. The Closing shall be deemed effective as of 12:01 a.m., Central Time, on the Closing Date.

ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT
Section 2.1    Payments at Closing. Subject to adjustment as set forth in Section 2.2(a) and Section 9.4(e), on the Closing Date, the Buyer shall pay to the Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to the bank account(s) specified by the Seller in writing prior to the Closing Date.
Section 2.2    Adjustments to Purchase Price.
(a)    Closing Date Net Working Capital Adjustment. Within ten (10) Business Days prior to the Closing Date, but in no event less than three (3) Business Days prior to the Closing Date, the Seller shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a certificate of the Seller that contains a reasonable good faith estimate of the Net Working Capital of the Business as of the close of business on the day immediately prior to the Closing Date (the "Estimated Net Working Capital"). If the Estimated Net Working Capital is less than the Target Net Working Capital (such deficiency, the "Estimated Working Capital Deficit"), then the Purchase Price shall be reduced dollar‑for‑dollar by the amount of such Estimated Working Capital Deficit. If the Estimated Net Working Capital is greater than the Target Net Working Capital (such excess, the "Estimated Working Capital Surplus"), then the Purchase Price shall be increased dollar‑for‑dollar by the amount of such Estimated Working Capital Surplus.
(b)    Closing Date Balance Sheet and Closing Schedule. As soon as practicable after the Closing Date, but no later than the ninetieth (90th) day following the Closing Date, the Buyer shall prepare and deliver to the Seller: (i) a balance sheet of the Business as of the close of business on the day immediately prior to the Closing Date (the "Closing Date Balance Sheet"), and (ii) a schedule (the "Closing Schedule") setting forth a calculation of the Net Working Capital of the Business as of the close of business on the day immediately prior to the Closing Date (determined in accordance with the methodology set forth on Exhibit A) (the "Closing Date Net Working Capital"), and the amount, if any, by which the Closing Date Net Working Capital is less than or greater than the Estimated Net Working Capital. The Buyer shall make available to the Seller and its auditors all records and work papers used in preparing the Closing Date Balance Sheet and the Closing Schedule. The Seller shall conduct a physical inventory prior to the Closing Date for the purpose of preparing the relevant portions of the Closing Date Balance Sheet and the Closing Schedule and the Inventory shall be valued in accordance with Seller's past practice set forth on Exhibit A. The Buyer, and its independent auditors and financial advisors, if any, shall have the right to observe the taking of such physical inventory.
(i)    Protest Notice. Within thirty (30) days after the Buyer's delivery of the Closing Date Balance Sheet and the Closing Schedule to the Seller, the Seller may deliver written notice (the "Protest Notice"), to the Buyer, setting forth any objections, and the basis therefor, which the Seller may have to the Closing Date Balance Sheet or the Closing Schedule. Any Protest Notice shall specify in reasonable detail the nature of any disagreement so asserted. Except for such items that are specifically disputed in a Protest Notice, the amounts set forth on the Closing Date Balance Sheet and the Closing Schedule shall be final. The failure of the Seller to deliver such Protest Notice within the prescribed time period will constitute the Seller's acceptance of the Closing Date Balance Sheet and the Closing Schedule prepared and delivered by the Buyer. If the Seller delivers a Protest Notice within the prescribed time period, then the Buyer and the Seller will use Reasonable Efforts to resolve any disagreements as to the computation of the Closing Date Net Working Capital, within twenty (20) days after delivery of the Closing Date Balance Sheet and the Closing Schedule. Any undisputed amount due from the Buyer to the Seller or the Seller to the Buyer, as the case may be, (an "Interim Payment") shall be paid within five (5) Business Days after delivery of the Protest Notice.

(ii)    Resolution of Protest. If the Buyer and the Seller are unable to resolve any disagreement with respect to the calculation of the Closing Date Net Working Capital within twenty (20) days following the delivery of any Protest Notice, then either the Seller or the Buyer may refer the items in dispute to Deloitte LLP (the "Independent Accountant"). In such case, the Seller and the Buyer will jointly retain the Independent Accountant and direct it to render a written report setting forth its determination of the Closing Date Net Working Capital, resolving any and all items in dispute (as set forth in the Protest Notice), not later than thirty (30) days after acceptance of its retention. The Seller and the Buyer shall each submit to the Independent Accountant a binder setting forth their respective computations of the Closing Date Net Working Capital and specific information, evidence and support for their respective positions as to all items in dispute. Neither the Seller nor the Buyer shall have or conduct any communication, either written or oral, with the Independent Accountant without the other Party either being present or receiving a concurrent copy of any written communication. The Independent Accountant may conduct a conference concerning the objections and disagreements between the Seller and the Buyer, at which conference each of the Seller and the Buyer shall have the right to (i) present its documents, materials and other evidence included in its binder (previously provided to the Independent Accountant and the other Party) and (ii) have present its or their advisors, accountants, counsel and other Representatives. The Seller and the Buyer, and their respective Representatives, shall cooperate fully with the Independent Accountant during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Date Net Working Capital as promptly as reasonably practicable. The Independent Accountant shall conduct its review, resolve all disputes and, to the extent necessary, compute the Closing Date Net Working Capital based solely on the binders submitted by the Seller and the Buyer (not by independent review). The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties. In resolving any disputed item, the Independent Accountant (A) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Seller or the Buyer, or less than the lowest value for such item claimed by either the Seller or the Buyer, in each case as presented to the Independent Accountant, (B) shall be bound by the principles set forth in this Section 2.2 (including that all calculations shall be made in accordance with the methodology set forth on Exhibit A), and (C) shall limit its review to matters specifically set forth in the Protest Notice. The fees and expenses of the Independent Accountant shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, based upon the percentage that the amount not awarded to the Seller or the Buyer bears to the amount actually contested by the Seller or the Buyer.
(iii)    Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Balance Sheet or the Closing Schedule shall be resolved solely and exclusively as set forth in this Section 2.2(b). The scope of the disputed items to be resolved by the Independent Accountant shall be limited to whether the Closing Date Balance Sheet and the Closing Schedule were prepared in accordance with the terms of this Agreement. The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties and shall not be subject to collateral attack for any reason. The Parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction.

(c)    Final Net Working Capital Adjustment. Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule, or the failure of the Seller to submit a timely Protest Notice: (i) if the Closing Date Net Working Capital is less than the Estimated Net Working Capital, then the Seller shall pay to the Buyer the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account(s) specified by the Buyer, or (ii) if the Closing Date Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall pay to the Seller the amount of such difference (taking into account any Interim Payments already made) by wire transfer of immediately available funds to the bank account(s) specified by the Seller. All payments made pursuant to this Section 2.2(c) shall be treated by all Parties as an adjustment to the Purchase Price.
Section 2.3    Allocation of Purchase Price.
(a)    Purchase Price Allocation. The Parties agree to allocate the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code and applicable Treasury Regulations) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the principles set forth on Schedule 2.3 (the "Purchase Price Allocation"). Within five (5) days after the final determination of the Closing Date Balance Sheet and the Closing Schedule as provided in Section 2.2, the Buyer shall deliver to the Seller a draft Purchase Price Allocation. The Seller shall have the right to review such draft Purchase Price Allocation and shall notify the Buyer in writing of any objections within thirty (30) days after receipt of such draft Purchase Price Allocation. The Parties shall cooperate in good faith to reach agreement on the disputed items or amounts, if any. If the Parties are unable to reach an agreement regarding the Purchase Price Allocation, then within thirty (30) days following receipt by the Buyer of the Seller's written objections, any disagreement shall be resolved by the Independent Accountants whose involvement shall be limited solely to disputed items. The Purchase Price Allocation, as prepared by the Buyer if no timely written objection by the Seller shall have been given, as adjusted pursuant to any agreement between the Parties or as determined by the Independent Accountants, shall be final and binding on the Parties. Any fees and expenses of the Independent Accountants shall be borne equally by the Seller and the Buyer. Subject only to any adjustments to the Purchase Price as provided in this Agreement, the Parties agree (i) to be bound by the Purchase Price Allocation, (ii) to act in accordance with the Purchase Price Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with the United States federal Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) to take no position and to cause their Affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, including United States federal and state income Tax and foreign income Tax. Not later than thirty (30) days prior to filing their respective Forms 8594 (and analogous state forms) relating to the transaction contemplated by this Agreement, each Party shall deliver to the other Parties a copy of its Form 8594 (and analogous state forms). In the event that a Governmental Authority disputes the Purchase Price Allocation, the Party receiving notice of such dispute shall promptly notify the other Party, and the Parties shall reasonably cooperate to defend the Purchase Price Allocation in any applicable proceeding.
(b)    Post‑Closing Adjustment to the Purchase Price Allocation. In the event of any adjustment to the Purchase Price Allocation, the Parties shall timely file with the applicable Governmental Authority any additional information required to be filed under applicable Tax Law.
Section 2.4    No Set‑Off. No Party shall have the right to set off any amount to which such Party is entitled under this Agreement for indemnification or otherwise against any payment such Party is required to make under this Agreement or under any Other Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
The Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing, as follows:
Section 3.1    Organization and Qualification. The Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has the requisite power and authority to conduct the Business as it is now being conducted and to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it. The Seller is duly qualified to conduct the Business as a foreign entity and is in good standing under the Laws of the jurisdictions listed on Schedule 3.1, which are all of the jurisdictions where the nature of the Business or the ownership or leasing of the Purchased Assets requires such qualification, except for any jurisdiction where the failure to be qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Business. No Affiliate of the Seller owns, possesses or has any right to use any Purchased Asset, other than rights to use a Purchased Asset that shall be terminated as of the Closing. None of the Purchased Assets include, directly or indirectly, any Equity Interests of any Person. The Seller does not have any Subsidiaries engaged in the Business. Neither the Seller, nor any of its Affiliates, use any of the trade names, brand names or trademarks included in the Purchased Assets (or any derivations thereof) in their legal, fictitious or d/b/a names.
Section 3.2    Authorization; Enforceability. The Seller has the requisite power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. The Seller has taken all action required by its Organizational Documents to authorize the execution and delivery of this Agreement and the Other Agreements to which it is a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Other Agreements. This Agreement has been duly executed and delivered by the Seller, and the Other Agreements to which the Seller is a party have been, or will be at the Closing, duly executed and delivered, and this Agreement and the Other Agreements, assuming the due authorization, execution and delivery in each case by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 3.3    No Violation. Except as set forth on Schedule 3.3 and subject to the receipt of the Consents and to the filing of notices and the expiration of any waiting periods as contemplated by Section 3.4, neither the execution and delivery of this Agreement or the Other Agreements to which the Seller is a party, nor the performance by the Seller of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or constitute a default under the Organizational Documents of the Seller, or (b) materially violate, materially conflict with or result in a material breach of, constitute a material default under, give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Assigned Contract or Other Assigned Contract, or (c) violate in any material respect any Laws applicable to the Seller or by which any of the Purchased Assets are bound.
Section 3.4    Consents.
(a)    Third Party Consents. Except as set forth on Schedule 3.4(a), neither the execution and delivery of this Agreement or the Other Agreements to which the Seller is a party, nor the performance by the Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will require any Consent (collectively, the "Third Party Consents") under any of the terms, conditions or provisions of any Assigned Contract or Other Assigned Contract.

(b)    Governmental Consents. Except for (i) the filing with the FTC and the Antitrust Division of the U.S. Department of Justice of a pre‑merger notification and report form as required by the HSR Act, (ii) the expiration of any waiting periods provided for in the HSR Act, (iii) Consents required pursuant to the Material Licenses and Permits held by the Seller and listed on Schedule 3.4(b), and (iv) any other filings listed on Schedule 3.4(b), no Consent of any Governmental Authority (collectively, the "Governmental Consents") is required to be made or obtained by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the Other Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a material violation of any material Law or any Assigned License or Permit, or (B) would prohibit the consummation of the transactions contemplated hereby and thereby.
Section 3.5    Financial Statements.
(a)    The Seller has made available to the Buyer copies of the balance sheets of the Business as of December 31, 2011 and 2012, and the related statements of EBITDA of the Business for each of the fiscal years ended December 31, 2010, 2011 and 2012 (collectively, the "Year-End Financial Statements").
(b)    The Seller has made available to the Buyer copies of the balance sheet of the Business as of March 30, 2013 (the "Latest Balance Sheet"), and the related statement of EBITDA for the three month period ended March 30, 2013 (collectively, the "Interim Financial Statements" and together with the Year-End Financial Statements, the "Financial Statements"). Copies of the Financial Statements are set forth in Schedule 3.5.
(c)    The components of each of the Financial Statements (i) were prepared from the information contained in the Seller's books and records relating to the Business, in accordance with the historical accounting principles, practices, methodologies and policies of the Seller with respect to the Business applied on a consistent basis, which are consistent in all material respects with GAAP, consistently applied, and (ii) accurately present in all material respects, in accordance with such accounting principles, practices, methodologies and policies, which are consistent in all material respects with GAAP, the financial position of the Business, as of the dates thereof, and the results of operations of the Business, for each of the periods related thereto.
(d)    Notwithstanding anything to the contrary set forth in Section 3.5(a), (b) and (c), but without limiting the representations and warranties set forth therein, the Parties acknowledge and agree that the Seller has not historically maintained separate financial records for the Business, and that the Financial Statements were created by Seller in order to segregate the assets, liabilities, income and expenses attributable to the Business.
(e)    The pre-tax net income from continuing operations of the Business for the fiscal year ended December 31, 2012, determined in accordance with GAAP, was less than $16.1 million (and, for these purposes, "pre-tax net income from continuing operations" for such period reflects revenue from net sales and other income directly attributable to the Business for such period and takes into account direct costs and expenses attributable to the Business for such period as well as allocable costs for certain functions and services performed by the Seller on behalf of the Business for such period which have been allocated by the Seller to the Business based upon reasonable activity bases (generally volume, revenues, net assets, or a combination as compared to the total Seller and Business amounts) or other reasonable methods).

Section 3.6    Absence of Certain Changes. Since December 29, 2012, except as otherwise set forth on Schedule 3.6, the Seller has conducted the Business in the Ordinary Course of Business. Except as set forth on Schedule 3.6, since December 29, 2012, there has not been, nor has the Seller committed to, any of the following actions or events involving the Purchased Assets, the Assumed Liabilities or the Business:
(a)    mortgages or pledges of any of the Purchased Assets, other than Permitted Liens;
(b)    sale, assignment, transfer, lease or license (other than licenses to customers in the Ordinary Course of Business) of the Assigned Intellectual Property;
(c)    incident of damage, destruction or loss of any Purchased Asset, whether or not covered by insurance, having a replacement cost or fair market value in excess of $50,000;
(d)    material increase in any manner of compensation of any employee of the Business earning $50,000 or more per year, other than pursuant to requirements of pre‑existing Contracts;
(e)    changes in any method of accounting or accounting practice or policy that is applicable to the Business;
(f)    other than in the Ordinary Course of Business, failure to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities or obligations of the Business when due and payable.
Section 3.7    Taxes. Except as set forth on Schedule 3.7:
(a)    The Seller has timely filed or will timely file (taking into account available extensions of time to file), all material Tax Returns relating to the Business or to the Purchased Assets required to be filed by it through the Closing Date, and all such Tax Returns are (or shall be if filed after the date hereof) true, correct and complete (and a list of all the jurisdictions in which such Tax Returns are required to be filed is set forth on Schedule 3.7(a)). The Seller has (or shall have) timely paid and discharged all Taxes with respect to the Business and the Purchased Assets that are due and payable as of the Closing Date. The Seller has withheld, collected and paid over to the appropriate Taxing Authority, or is properly holding for such payment, all Taxes relating to the Purchased Assets and the Business and in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party to whom payments were made in connection with the Purchased Assets and the Business required by Law to be withheld or collected and all Forms W-2, 1099 or similar foreign filings required with respect thereto have been properly completed and timely filed.
(b)    The Seller has not requested or obtained any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets other than extensions granted automatically under applicable Law.
(c)    The Seller is not a party to any Tax allocation or Tax sharing agreement relating to the Business other than commercial agreements, the primary purpose of which is unrelated to Tax.
(d)    The Seller has timely obtained appropriate sale tax exemption certificates from all purchasers in connection with the Business.

(e)    There are no Tax liens on or with respect to the Purchased Assets other than Permitted Liens.
(f)    The Seller has not been notified in writing that there are, nor to Seller's Knowledge are there, (i) any Tax filing obligations in any state, province or other jurisdiction for which a Tax filing has not been made, (ii) any assessment or proposed assessment in connection with any of the Purchased Assets or the Business, (iii) any claims being asserted with respect to any Taxes with respect to the Purchased Assets or the Business, (iv) any ongoing, pending or threatened audits by any Taxing Authority relating to the Business or any of the Purchased Assets, or (v) any material actions, suits, investigations, claims or assessments pending or proposed with respect to any alleged deficiency in Taxes relating to the Business or the Purchased Assets.
(g)    The Seller has not waived or requested to waive any statute of limitations in respect of any Taxes relating to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Purchased Assets or Business.
(h)    No transaction contemplated by this Agreement is subject to withholding under any provision of Law (including Section 1445 of the Code).
(i)    Prior to the date hereof, the Seller has requested tax clearance certificates from the taxing authorities in Oregon and Arizona in the form and manner required by such taxing authorities.
Section 3.8    Contracts.
(a)    Except as listed or described on Schedule 3.8(a), the Seller is not a party to or bound by any material Contract relating to the Business, the Purchased Assets or the Assumed Liabilities other than the Assigned Contracts and the Other Assigned Contracts. The Seller has made available to the Buyer a true and complete copy of each written Assigned Contract and Other Assigned Contract. There are no unwritten Assigned Contracts or Other Assigned Contracts. The Assigned Contracts constitute all Contracts necessary to continue to carry on the Business as currently conducted (consistent with past practice). Except as set forth on Schedule 3.8(a), (i) each Assigned Contract and Other Assigned Contract is valid, binding, in full force and effect, and enforceable by the Seller against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and is not subject to any material claims, charges, set offs or defenses, (ii) the Seller is not in material breach or material default under any of the Assigned Contracts and Other Assigned Contracts, nor to the Seller's Knowledge has any event occurred which with the giving of notice or the passage of time (or both) would constitute a material default by the Seller thereunder, (iii) the Seller has not waived any material rights under any of the Assigned Contracts and Other Assigned Contracts, or modified any material terms thereof, and (iv) to the Seller's Knowledge, no other party to any Assigned Contract or Other Assigned Contract is in material breach or material default in any respect thereunder, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a material default by such other party thereunder.
(b)    Except for Contracts relating to Excluded Assets, Schedule 3.8(b) lists each Contract to which the Seller is a party to or bound by that is used or held for use in, or that arises out of, the operation or conduct of the Business and that is:
(i)    a covenant not to compete;
(ii)    (A) a Contract for the future purchase of materials, supplies, equipment, raw materials, packaging or commodities, (B) a management, service, consulting or other similar Contract, or (C) an advertising Contract, in any such case which has an aggregate future Liability or obligation to any Person in excess of $50,000 and is not terminable by the Seller or by notice of not more than 60 days for a cost of less than $50,000;

(iii)    a Contract (other than a Contract that will be terminated as of the Closing) with (A) the Seller's Affiliates or (B) any officer or director of the Seller;
(iv)    a lease, sublease, license, occupancy agreement or similar Contract with any Person under which the Seller is a lessor or sublessor of, or makes available for use to any Person any portion of any premises occupied by the Seller including the Leased Real Property or any part thereof;
(v)    a lease or similar Contract with any Person under which the Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person which lease or similar Contract has an aggregate future Liability or obligation in excess of $50,000 and is not terminable by the Seller by notice of not more than sixty (60) days for a cost of less than $50,000;
(vi)    a Contract with any Person providing for or concerning a joint venture, partnership franchising or similar arrangement;
(vii)    a sales agency or distribution Contract involving annual consideration in excess of $50,000 and which is not terminable by the Seller by notice of not more than sixty (60) days for a cost of less than $50,000;
(viii)    a Contract existing between the Seller and any Governmental Authority the loss of which would materially adversely interfere with the operation of the Business as presently conducted;
(ix)    a Contract providing for production by or for the Seller of any product on an exclusive or requirements basis or containing any "most favored nations" or similar right or undertaking;
(x)    a co-packing or co-manufacturing Contract with third parties with respect to the packaging of any product with a term of more than one (1) year;
(xi)    a Contract providing for rebates, discounts, bonuses or commissions in excess of $50,000 (or in excess of $200,000 for all such Contracts);
(xii)    a Contract for capital expenditures in excess of $50,000 individually or in the aggregate;
(xiii)    a brokerage, management, service, maintenance, consulting or any other Contract which relates to the Acquired Leased Real Property (or any portion thereof) in each case which has an aggregate future Liability to any Person in excess of $50,000;
(xiv)    a Contract for any labor or material or improvement which relates to the Acquired Leased Real Property (or any portion thereof) in each case which has an aggregate future Liability in excess of $50,000; or
(xv)    any other Contract that has an aggregate future Liability to any Person in excess of $100,000 and is not terminable by the Seller by notice of not more than sixty (60) days for a cost of less than $50,000 (other than purchase orders, sales orders and Contracts with brokers).

(c)    Except as set forth on Schedule 3.8(c), the Seller is not a party to any Contracts with third parties that relate to any material aspect of the Business but that are not used or held for use exclusively in, or that do not arise exclusively out of, the operation or conduct of the Business, including with suppliers of goods and services to the Business as well as distributors of products of the Business.
Section 3.9    Real Property.
(a)    Schedule 3.9 sets forth a list of all the Leased Real Property of the Seller used in the Business. The Seller has made available to the Buyer a copy of each of the Seller Leases related to the Acquired Leased Real Property, all of which are identified on Schedule 3.9. Neither the Seller nor any of its Affiliates own any Real Property that is used in the Business or leases, subleases or licenses any Real Property that is used in the Business other than leases for the Acquired Leased Real Property.
(b)    Except as set forth on Schedule 3.9, assuming good title in the landlord, the Seller holds a valid leasehold interest in the Acquired Leased Real Property, in each case free and clear of all Liens, except for (i) Liens listed or described on Schedule 3.9, or (ii) Permitted Liens, none of which, individually or in the aggregate, materially impairs or interferes with the continued use or operation of any Acquired Leased Real Property (or any portion thereof) to which they relate in the operation or conduct of the Business. To Seller's Knowledge, each landlord of the Acquired Leased Real Property holds fee simple title to such Acquired Leased Real Property; except as set forth in the first clause of this sentence, no representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any Acquired Leased Real Property; it being understood and agreed that the provisions of this Section 3.9, as they relate to the Acquired Leased Real Property, pertain only to the leasehold interest of the Seller. Except as otherwise set forth on Schedule 3.9, the Acquired Leased Real Property constitutes all of the Real Property currently used or occupied by the Seller in connection with the operation of the Business.
(c)    With respect to the Acquired Leased Real Property, except as reflected on Schedule 3.9:
(i)    the Seller is in exclusive possession thereof;
(ii)    the Seller is not a lessor under, or otherwise a party to, any Lease pursuant to which the Seller has granted to any Person the right to use or occupy all or any portion of the Acquired Leased Real Property;
(iii)    there are no Legal Proceedings pending or, to the Seller's Knowledge, threatened which could have an adverse effect on any portion of any Acquired Leased Real Property or any portion thereof, no portion thereof is subject to any pending condemnation proceeding or other similar proceeding by any Governmental Authority materially adverse to the Acquired Leased Real Property and, to the Seller's Knowledge, there are no threatened condemnation or other similar proceedings with respect thereto; and
(iv)    the Seller has not granted any options, rights of first offer or rights of first refusal to purchase any of the Acquired Leased Real Property or any portion thereof or interest therein.
(d)    Each Acquired Leased Real Property is presently zoned for the current use, is in compliance with all applicable zoning ordinances (or variances thereof) and such zoning is adequate for the current use and conduct of the Business, and there are presently in effect all necessary licenses, variances, approvals, certificates of occupancy and Permits as may be required by any Governmental Authority for the continued use and operation of each Acquired Leased Real Property or portion thereof to which they relate in the operation or conduct of the Business in the Ordinary Course of Business.

(e)    Each Acquired Leased Real Property has adequate access to adjacent public rights of way and access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case to the extent same is necessary for the continued use and operation or conduct of the Business in the Ordinary Course of Business, and such utilities are, to the Seller's Knowledge, located in easements dedicated for the purpose of their use.
(f)    All buildings, plants, structures and other improvements made by the Seller located at or situated on each Acquired Leased Real Property were made in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, are currently in compliance with all applicable Laws.
(g)    The Seller has not received any written notice of (i) any violation of any building code or zoning ordinances or applicable Law affecting any Acquired Leased Real Property, or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate any Acquired Leased Real Property for the operation or conduct of the Business in the Ordinary Course of Business.
(h)    Neither the whole nor any material portion of any Acquired Leased Real Property has been damaged or destroyed by fire or other casualty that has not been substantially repaired.
(i)    The Seller has delivered to the Buyer or its Representatives true and complete copies of the following signed and sealed surveys of the Acquired Leased Real Property: (a) Poage Engineering & Surveying Inc., Job No. 4103, dated April 21, 2010; and (b) Poage Engineering & Surveying Inc., Job No. 4104, dated April 22, 2010 (the "Surveys"); and all of the improvements on the Acquired Leased Real Property as shown on the Surveys have not been altered or modified and Seller has made no further improvements to the Acquired Leased Real Property, other than as shown on the Surveys.
Section 3.10    Personal Property. Except as set forth on Schedule 3.10 or as disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet, the Seller has good title to, a valid leasehold interest in, or a valid license to use, the Acquired Tangible Personal Property, free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 3.10, the Acquired Tangible Personal Property are in operating condition and repair, ordinary wear and tear excepted, and are not leased or on loan to any third party.
Section 3.11    Intellectual Property. Schedule 3.11 sets forth (i) a list of all registered Assigned Intellectual Property that the Seller owns, detailing the registration, patent, serial or application number and the jurisdictions in which each such item of registered Assigned Intellectual Property is registered or in which an application has been filed, (ii) all unregistered Assigned Intellectual Property that the Seller owns, including a list and depiction of all unregistered trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, and trade names in which the Seller holds common law rights, (iii) a list and description of all Assigned Intellectual Property that the Seller licenses from third parties, (iv) a list and description of all Assigned Intellectual Property for which the Seller has granted licenses to third parties, (v) a list and description of all settlement agreements, consents, judgments and consent orders that in any way restrict the use of the Assigned Intellectual Property, (vi) a list and description of all claims or allegations of infringement or unauthorized use involving any Assigned Intellectual Property that have been made against the Seller within the last three (3) years, and (vii) a list and description of all claims or allegations of infringement or unauthorized use involving any Assigned Intellectual Property that are pending against any third party. Except as set forth on Schedule 3.11:

(a)    the Seller owns all right, title and interest in, or has a valid license to use, the Assigned Intellectual Property, in each case free and clear of all Liens or other restrictions or limitations regarding ownership, use, license, disclosure or exploitation, other than Permitted Liens, and no license fees in respect of any Assigned Intellectual Property are paid or payable to any party (affiliated or non-affiliated) for the use by the Seller thereof;
(b)    with respect to Assigned Intellectual Property that the Seller owns, the Seller is in a position to assign, transfer and convey to the Buyer the entire right, title, interest in and to the same, to be held and enjoyed by the Buyer as fully and entirely as it could have been held and enjoyed by the Seller had no assignment, transfer or conveyance been made;
(c)    the Seller has not granted any license, and no licensee has granted any sublicense, in each case of any kind relating to any Assigned Intellectual Property;
(d)    the Seller is not bound by or a party to any option, license or similar Contract relating to any Intellectual Property of any other Person for the use of such Intellectual Property in the conduct of the Business, except for so-called "shrink-wrap" and other non-customized license agreements relating to computer software licensed to the Seller in the Ordinary Course of Business;
(e)    with respect to Assigned Intellectual Property that the Seller licenses from third parties, there is no restriction on Seller's ability to assign those licenses to the Buyer;
(f)    the Seller is not in breach of any agreement, license or terms of use in connection with or otherwise related to any Assigned Intellectual Property and, to the Seller's Knowledge, no third party is in breach of any such agreement, license or terms of use;
(g)    no claims are pending or, to the Seller's Knowledge, threatened against the Seller by any Person claiming that use of any of the Assigned Intellectual Property as presently used in the Business infringes the intellectual property rights of any such Person;
(h)    since January 1, 2010, no Legal Proceeding has been commenced or been pending and, to the Seller's Knowledge, no claims have been asserted challenging the validity, enforceability, ownership or use of any Assigned Intellectual Property;
(i)    (i) the use or other exploitation of the Assigned Intellectual Property in the operation and conduct of the Business does not infringe upon or misappropriate any intellectual property rights of any Person; (ii) to the Seller's Knowledge, no Person is infringing the rights of the Seller in the Assigned Intellectual Property; (iii) no claims or allegations of infringement or unauthorized use involving any Assigned Intellectual Property are pending against a third party; and (iv) there are no pending claims or allegations of infringement or unauthorized use of any third party Intellectual Property or technology or rights against the Seller;
(j)    to the extent that any past or present employees or contractors or other third parties have invented, authored or otherwise created, conceived of, or developed any Intellectual Property for or on behalf of the Business, the Seller owns all right, title and interest in and to such Intellectual Property and it is included in the Assigned Intellectual Property; there is no claim alleging otherwise and there is no basis for any such claim;

(k)    all registered patents, domain names, trademarks and copyrights, and applications to register trademarks, patents and copyrights, set forth on Schedule 3.11 are in effect and all renewal fees and other maintenance fees have been paid and all other maintenance actions have been taken; and
(l)    the Assigned Intellectual Property constitutes all material Intellectual Property owned or used by the Seller in the conduct of the Business, as presently conducted.
Section 3.12    Litigation. Except as set forth on Schedule 3.12, there are no suits, actions, proceedings, investigations, claims or orders (collectively, "Legal Proceedings") pending or, to the Seller's Knowledge, threatened, against the Seller with respect to or involving the Business or any of the Purchased Assets pursuant to which a party seeks (a) more than $25,000 from the Seller, or (b) injunctive relief that would affect the Business or prohibit the consummation of the transactions contemplated by this Agreement, nor is the Seller subject to any material judgment, order or decree of any court or Governmental Authority with respect to or involving the Business or the Purchased Assets. Schedule 3.12 sets forth a list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Business, that are pending or have been resolved in the past two (2) years, and the resolution thereof.
Section 3.13    Compliance with Applicable Laws.
(a)    The Business is in compliance in all material respects with all Laws applicable to the operation of the Business, including the laws, regulations, guidances, policies, and rules of the U.S. Food and Drug Administration ("FDA") and the U.S. Department of Agriculture ("USDA"). The Seller has not received any written notice from any Governmental Authority asserting a failure, or possible failure on the part of the Business, to comply with any such applicable Laws, the subject of which notice to the Seller's Knowledge has not been resolved as required thereby or otherwise to the satisfaction of the party sending such notice.
(b)    There are currently no citations or other proceedings under applicable occupational safety and Laws respecting health or regulations pending against the Seller with respect to the Business, and the Seller has not been cited by any Governmental Authority (including the Occupational Health and Safety Administration ("OSHA") or any comparable state agency) for violations of Laws applicable to the operation of the Business respecting occupational health and safety with respect to the Business any time since December 31, 2010.
(c)    Since December 31, 2010, the Seller has not received any written notice, in connection with any product produced, sold or distributed by or on behalf of the Business (the "Products"), of any claim or allegation against the Seller or the Business, nor has the Seller been a party or subject to any Legal Proceeding pending against, or, to Seller's Knowledge, threatened against or affecting, the Seller or the Business relating to bodily or personal injury, death, property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief as a result of any product produced, sold or distributed by or on behalf of the Business. The manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the Products or the Business, (i) are in material compliance with all applicable Laws, including applicable Laws relating to food manufacturing, storage, preparation, packaging and labeling; and (ii) are in material compliance with all internal quality management policies and procedures of the Seller and the Business. All labeling used on the Products has been filed or registered with or approved by each applicable Governmental Authority that requires such filing, registration or approval. Since December 31, 2010, (a) there have been no recalls of any Product or the Business, whether ordered by a Governmental Authority or undertaken voluntarily by the Seller; (b) none of the Products of the Business have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner; and (c) to Seller's Knowledge, no Product or ingredient the Seller holds or is held for the benefit of the Business is subject to reporting pursuant to the Reportable Food Registry maintained by the FDA. Neither the Seller nor the Business are subject to, and there are no facts or circumstances in existence (including any pending audits or examinations) that would be likely to result in the Seller or the Business becoming subject to, any cease and desist order or other order, ruling, memorandum of understanding or similar agreement or arrangement (whether temporary, preliminary or permanent) with, or a commitment letter or similar submission to, or any extraordinary supervisory letter or other action from, any Governmental Authority, including the FDA, which restricts or restrains, or which would be reasonably likely to, restrict or restrain, in any material respect, or otherwise impose any material condition, restriction, qualification or limitation on, the operations, business conduct, activities or Products of the Business.
Section 3.14    Regulatory Compliance.
(a)    Schedule 3.14 contains a list of all Licenses and Permits maintained by the Seller as of the date hereof that are necessary and material to the conduct of the Business as currently conducted (collectively, the "Material Licenses and Permits"), together with the date of issuance and the current term thereof, which Material Licenses and Permits are the only Permits (including Licenses and Permits required under Environmental Laws and the laws, regulations, guidances, policies, and rules of the FDA and the USDA) that are necessary and material for the conduct and operation of the Business as presently conducted and operated. All Material Licenses and Permits are validly held by the Seller are in full force and effect.
(b)    The Seller is in compliance in all material respects with the terms and conditions of the Material Licenses and Permits. The Seller has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Material Licenses and Permits. The Seller has not received written notice that any of the Material Licenses and Permits will not be renewed, and to the Seller's Knowledge there are no proceedings pending to revoke or withdraw any such Material Licenses and Permits.
(c)    Except as set forth on Schedule 3.14(c), none of such Material Licenses and Permits would reasonably be expected to be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.15    Compliance with Environmental Requirements. The Seller has obtained and possesses all Licenses and Permits required for the conduct of the Business under Laws relating to pollution, protection of human health as affected by exposure to materials of environmental concern or of the environment (collectively, "Environmental Requirements"). (i) The Seller, the Business and the Acquired Leased Real Property are in material compliance with all terms and conditions of such Licenses and Permits and are also in material compliance with all other Environmental Requirements, (ii) there are no pending Legal Proceedings against the Seller or otherwise involving the Business or, to the Seller's Knowledge, the Acquired Leased Real Properties alleging that any of them are in violation of any Environmental Requirements, and (iii) there have not been released any materials of environmental concern at, on, under, in or affecting any Acquired Leased Real Property except in material compliance with Environmental Requirements and under conditions that would not reasonably be expected to give rise to material Liability under applicable Environmental Requirements.  The Seller has made available to the Buyer all material reports, studies, correspondence or documents in its possession concerning its compliance with or liability under Environmental Requirements applicable to the Business.

Section 3.16    Employee Benefit Plans.
(a)    All Plans are set forth on Schedule 3.16. Seller has made available to the Buyer complete and accurate copies of (i) all documents which comprise the most current version of each Plan and any related trust agreement or other funding instrument; (ii) the most recent summary plan description for each Plan; and (iii) the most recent IRS determination letter for each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code. Each Plan is in compliance in all material respects with its terms and with ERISA, the Code and other applicable Laws. Each Plan that is a pension plan, as defined in Section 3(2) of ERISA ("Pension Plan"), sponsored and maintained by the Seller for the benefit of employees of the Business has been determined by the IRS to be qualified under the Code pursuant to a favorable determination letter or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of, or is maintained pursuant to a volume submitter or prototype document and, to the Seller's Knowledge, nothing has occurred, whether by action or inaction, that could reasonably be expected to adversely affect, or cause the loss of, such qualification. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending, or, to the Seller's Knowledge, threatened, against any of the Plans. by any current or former employee, officer, director, service provider or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).
(b)    Neither the Seller nor any of its ERISA Affiliates has any Liability with respect to a multiemployer plan as defined in Section 3(37) of ERISA or a Pension Plan subject to Title IV of ERISA.
(c)    The consummation of the transactions contemplated by this Agreement (alone or in connection with any subsequent event, including a termination of employment) will not accelerate or result in the vesting or payment or increase the amount of any benefit or compensation for any Hired Employee.
Section 3.17    Labor Matters. The Seller is not a party to or bound by any collective bargaining agreement related to the Business, and none of the Seller's employees are represented by any union or subject to any collective bargaining agreements or other agreements with any union or labor organization or employee group. To the Knowledge of the Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Business. Except as set forth on Schedule 3.17, there is (i) no unfair labor practice charge or complaint pending against the Seller or, to the Knowledge of the Seller, threatened against the Seller before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Seller, or to the Knowledge of the Seller, so threatened, and (ii) no strike, labor dispute, slow down or work stoppage pending against the Seller or, to the Knowledge of the Seller, threatened against the Seller, in the case of each of (i) and (ii), relating to the Business. Except as set forth on Schedule 3.17, the Seller has not received written notice of any actions, hearings, inquiries, audits, reviews, investigations, examinations or other proceedings of any nature, whether administrative, civil, criminal, regulatory or otherwise, with respect to the Business or any of its current or former employees, by or before any Governmental Authority (including the Department of Labor or the Equal Employment Opportunity Commission) or any arbitration or mediation tribunal, relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence or unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws.

Section 3.18    Employees. Schedule 3.18 sets forth a complete and accurate list of each employee of the Seller who performs services for the Business (including those on a leave of absence) ("Business Employee"), and for each Business Employee the following information: date of hire, position, title (if any), part time or full time status, rate of pay (including current base salary or wage rate, bonus amounts, incentive compensation, severance obligations (if any), accrued fringe benefits (including vacation, sick, and personal leave benefits, severance benefits, if any, and amount of service credited for purposes of vesting and eligibility to participate in any Seller benefit plans), whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. For purposes of Schedule 3.18, "active" employment means a Business Employee who is performing his or her material duties of his or her own occupation in the Business at the usual place of performance of such duties. Business Employees on approved vacation are considered "active."
Section 3.19    Affiliate Transactions. Except as set forth on Schedule 3.19, neither the Seller nor any of its Affiliates has any direct or indirect interest (other than an equity interest of less than five percent (5%) of a publicly held company) in any supplier or customer of the Business, or in any Person from whom or to whom the Seller has leased any Acquired Leased Real Property or Acquired Tangible Personal Property.
Section 3.20    Sufficiency of Assets. Except as set forth on Schedule 3.20, and other than the Corporate Services Assets or any assets or services provided under the Transition Services Agreement, upon the consummation of the transactions contemplated by this Agreement, the Buyer will own or have the right to use all assets (whether tangible, intangible or mixed) reasonably necessary to continue to carry on the Business as currently conducted (consistent with past practice). Except for the Corporate Services Assets or any assets or services provided under the Transition Services Agreement, there are no assets used or usable in the Business (i) that are shared with any third party (including any Affiliates of the Seller), or (ii) that are owned by any third party (including any Affiliates of the Seller). Schedule 3.20 describes each of the Corporate Services Assets and the type of services included therein.
Section 3.21    Brokers. No broker, finder or agent is entitled to any brokerage fees, finder's fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.
Section 3.22    Inventory. The Acquired Inventory (except for Acquired Inventory in transit) is located at one or another of the addresses listed in Schedule 3.22. The completion, manufacture or sale or other disposition of such Acquired Inventory after the Closing will not require the Consent of any Person and will not constitute a breach or default under any Contract (provided all Third Party Consents and Governmental Consents identified on Schedules 3.4(a) and 3.4(b) shall have been obtained), except that certain “committed” Acquired Inventory, which is produced for or on behalf of a customer of the Seller, may not be sold, transferred or delivered to any other Person or in any manner that is contrary to the obligations of the Seller set forth in the Contract relating thereto. A description of each of the Products, together with the SKU relating to each such Product, is set forth in Schedule 3.22.
Section 3.23    Insurance. Schedule 3.23 lists all of the Seller's current insurance policies with respect to the Business. All premiums due with respect to such policies have been paid. The Seller has not received (i) any notice of cancellation of any such policy, refusal or denial of coverage, increase of premiums or failure to renew thereunder, (ii) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer thereof is no longer willing or able to perform its obligations thereunder.

Section 3.24    Suppliers and Customers. Schedule 3.24 lists (a) the ten (10) largest customers in terms of sales during the year ended December 31, 2012 and (b) the ten (10) largest suppliers of the Business during the year period ended December 31, 2012, together with the aggregate amount of the sales made to each such customer and purchases made from each such supplier during the year ended December 31, 2012. None of the customers or suppliers referenced in Schedule 3.24 has given the Seller written notice of termination or intent to terminate its relationship with the Seller.
Section 3.25    No Undisclosed Liabilities. Except as set forth on Schedule 3.25, the Business does not have any Liabilities, other than Liabilities (i) reflected or adequately reserved for on the Latest Balance Sheet; (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (none of which result from, arise out of, relate to, or are in the nature of or caused by any breach of contract, breach of warranty, tort, infringement of Intellectual Property rights, or violation of applicable Law); (iii) obligations under any Assigned Contract or Other Assigned Contract; or (iv) other Liabilities expressly disclosed in this Agreement or the Schedules attached hereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:
Section 4.1    Organization and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Post Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri.
Section 4.2    Authorization; Enforceability. The Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. Post Holdings, Inc. has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer and Post Holdings, Inc., the Other Agreements to which the Buyer is a party will be duly executed and delivered by the Buyer at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.
Section 4.3    No Consents. Other than the filing with the FTC and the Antitrust Division of the DOJ of a pre‑merger notification and report form as required by the HSR Act, or as set forth on Schedule 4.3, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer.
Section 4.4    Litigation. There are no Legal Proceedings pending or, to the Buyer's knowledge, threatened, against the Buyer, nor is the Buyer subject to any judgment, order or decree of any court, judicial authority or Governmental Authority, that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.
Section 4.5    No Violation. Subject to the receipt of approvals and to the filing of notices as contemplated by Section 4.3, neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of the Buyer or Post Holdings, Inc., or (b) to the Buyer's knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, Contract, Lease or other instrument or obligation to which the Buyer or Post Holdings, Inc. is a party, or (c) to the Buyer's knowledge, conflict with or violate any Laws applicable to the Buyer or Post Holdings, Inc. or by which any of its or their properties is bound.

Section 4.6    Available Funds. The Buyer has sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts due and payable by it under this Agreement, together with all related fees and expenses of the Buyer, and to effect the transactions contemplated by this Agreement, all without any Consent required.
Section 4.7    Brokers. No broker, finder or agent is entitled to any brokerage fees, finder's fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.
ARTICLE V
COVENANTS OF THE SELLER
Section 5.1    Conduct of Business. Except as set forth on Schedule 5.1 or as otherwise consented to in writing by the Buyer, from the date hereof through the Closing, the Seller shall (a) operate and conduct the Business in all material respects in the Ordinary Course of Business, and (b) comply in all material respects with all Laws applicable to the Business. In addition, except as set forth on Schedule 5.1, the Seller shall not do or permit to be done any of the following in connection with the Business without the prior written consent of the Buyer:
(i)    adopt or amend in any material respect any Plan in a manner affecting any employees of the Business or grant to any employee engaged in the Business any increase in compensation or benefits, except (A) as required by Law, (B) as required under existing agreements or Plans or (C) as would relate to a substantial number of other similarly situated employees of the Seller not engaged in the Business;
(ii)    incur or assume any Indebtedness for borrowed money exclusively of the Business or guarantee any such Indebtedness other than draws on the Seller's revolving credit facility in the Ordinary Course of Business;
(iii)    subject any of the Purchased Assets to any Lien other than Permitted Liens;
(iv)    waive any claims or rights of material value that relate primarily to the Business or the Purchased Assets;
(v)    make any change in any method of accounting or accounting practice or policy that is applicable to the Business;
(vi)    sell, lease, license, grant any interest in, or otherwise dispose of (1) any of the Acquired Leased Real Property, or portion thereof, or (2) any other Purchased Asset, except (A) Inventory and obsolete or excess equipment sold or disposed of in the Ordinary Course of Business, or (B) any Excluded Asset

(vii)    diminish or increase in a material way or terminate promotional programs that individually or in the aggregate are material to the Business;
(viii)    enter into, extend, modify, terminate or renew, or waive any material right under, any Assigned Contract or any Other Assigned Contract which has an aggregate future Liability in excess of $50,000, other than purchase and sale orders (including ingredient purchases and sales and shipments) in the Ordinary Course of Business in substantially the same manner as heretofore conducted;
(ix)    enter into any lease of, or acquire, any real property that would be used in the Business;
(x)    fail to maintain any Assigned Intellectual Property or grant to any Person a license in respect of any Assigned Intellectual Property;
(xi)    fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities or obligations of the Business when due and payable; and
(xii)    agree, whether in writing or otherwise, to do any of the foregoing.
Section 5.2    Further Assurances. The Seller shall use Reasonable Efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall use Reasonable Efforts to give all material notices, make all required filings with, or applications to, Governmental Authorities and use Reasonable Efforts to obtain all Third Party Consents and Governmental Consents necessary for the Parties to consummate the transactions contemplated hereby. Notwithstanding the foregoing, or any other provision of this Agreement, except as specifically provided in this Agreement, the Seller shall not be required to expend money, incur any Liabilities, commence or become involved with any litigation or offer or grant any accommodation (financial or otherwise) to any other Person in order to obtain the satisfaction or waiver of any of the conditions set forth in Article VII or to allow the Parties to proceed to the Closing or to otherwise fulfill its obligations under this Section 5.2.
Section 5.3    Notifications; Schedules Updates.
(a)    Prior to the Closing, the Seller may supplement or amend the Schedules to this Agreement with respect to the representations and warranties of the Seller contained in Article III to the extent that the Seller becomes aware of any matter first arising after the date of this Agreement (i) which arose or otherwise occurred beyond the control of the Seller, and (ii) which, if existing or occurring prior to or at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is otherwise necessary to correct any information in such Schedules that has been rendered inaccurate thereby; provided, however, that no matters disclosed in the Updated Phase I Report shall be included in any Schedules Updates. For purposes of determining the accuracy of the representations and warranties of the Seller contained in Article III, the Schedules delivered by the Seller shall be deemed to include that information contained therein on the date of this Agreement and also any information contained in any subsequent supplement or amendment thereto contemplated by the first sentence of this Section 5.3 (collectively, the "Schedules Updates"). The delivery of the Schedules Updates to the Buyer prior to the Closing Date shall be deemed to have cured any and all breaches of representations and warranties of this Agreement that otherwise might have existed, but for the information disclosed in the Schedules Updates provided pursuant to this Section 5.3, and, accordingly, the Buyer shall not be entitled to indemnification pursuant to Article X for any such matters described in such Schedules Updates.

(b)    Schedule 1.1(a)(iii) (Acquired Accounts Receivable), Schedule 1.1(a)(iv) (Acquired Tangible Personal Property), Schedule 1.1(a)(v) (Assigned Contracts and Other Assigned Contracts), Schedule 1.2(a)(iv) (Other Liabilities) and Schedule 1.2(a)(viii) (Accounts Payable) are accurate and complete as of March 30, 2013. As soon as reasonably practicable after the date hereof, the Seller shall deliver to the Buyer updates to such schedules so that such schedules shall be accurate and complete as of April 27, 2013. Further, prior to Closing, Seller shall deliver to Buyer an update to Schedule 1.1(a)(v) (Assigned Contracts and Other Assigned Contracts) which shall be accurate as of the Closing Date.
Section 5.4    Regulatory Filings. The Seller shall (a) make any additional filings required by the Seller or any of its Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof (it being understood that each Party submitted initial filings under the HSR Act on April 26, 2013), (b) comply at the earliest reasonably practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by the Seller or any of its Affiliates from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Buyer in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non‑filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or such transaction. The Seller shall use Reasonable Efforts to furnish to the Buyer all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall not be required to (i) accept any divestitures of any of its businesses or assets, or the businesses or assets of its Subsidiaries or Affiliates, or agree to hold any such businesses or assets separately, or (ii) commence or become involved in any litigation.
Section 5.5    Reasonable Access; Confidentiality.
(a)    In order for the Buyer to have the opportunity to conduct its due diligence investigation regarding the business and affairs of the Seller relating exclusively to the Business from the date hereof until the Closing Date or the earlier termination of this Agreement and subject to applicable Law, the Seller shall give the Buyer and its Representatives, upon reasonable notice to the Seller, reasonable access, during normal business hours, to the assets, properties, books, records and agreements of the Seller relating to the Business and shall permit the Buyer to make such inspections (excluding environmental testing and soil or groundwater sampling without Seller's prior written consent) as it may reasonably request and to furnish the Buyer during such period with such information relating to the Purchased Assets and Assumed Liabilities as the Buyer may from time to time reasonably request. Notwithstanding the foregoing or any other provision of this Agreement, (i) the Buyer shall not have any contact with any Representatives, customers or suppliers of the Seller, except to the extent that the Seller (in its sole discretion) agrees in writing to such contact, (ii) any environmental testing or other due diligence shall be subject to Seller's prior written approval (to be granted in Seller's sole discretion), and (iii) all inspections and other actions taken by the Buyer shall be taken in a manner that does not unreasonably interfere with the operation of the Business and that strictly maintains the confidentiality of the Business and the transactions contemplated hereby.

(b)    Any information provided to or obtained by the Buyer pursuant to subsection (a) above will be subject to the Confidentiality Agreement dated March 18, 2013 between the Seller and Post Holdings, Inc. (the "Confidentiality Agreement"), and must be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. The Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Upon the Closing, the Confidentiality Agreement shall terminate with respect to the Confidential Information that constitutes part of the Purchased Assets, and the rights and obligations of the Parties with respect thereto shall be governed by the provisions of Section 9.4 of this Agreement.
Section 5.6    Network Migration. The Seller shall reconfigure the information technology network currently in use at the Seller's Phoenix, Arizona location such that it is a subordinate node of and fully connected to the information technology network currently based in the Seller's Eugene, Oregon location.
Section 5.7    Fixed Asset List. The Seller shall complete the internal fixed asset records currently hosted in Oracle eBusiness Suite which relate to the Business such that they contain a true, accurate and complete record of all fixed assets which relate to the Business.
Section 5.8    Phone Migration. The Seller shall cause the phone system currently in use at the Seller's Phoenix, Arizona location to be transferred to a Shoretel system, as directed by the Buyer.
ARTICLE VI
COVENANTS OF THE BUYER
Section 6.1    Further Assurances. The Buyer shall use Reasonable Efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing, the Buyer shall use Reasonable Efforts to give all material notices, make all required filings with, or applications to, Governmental Authorities and use Reasonable Efforts to obtain all Third Party Consents and Governmental Consents necessary for the Parties to consummate the transactions contemplated hereby. Notwithstanding the foregoing, or any other provision of this Agreement, except as specifically provided in this Agreement, the Buyer shall not be required to expend money, incur any Liabilities, commence or become involved with any litigation or offer or grant any accommodation (financial or otherwise) to any other Person in order to obtain the satisfaction or waiver of any of the conditions set forth in Article VII or to allow the Parties to proceed to the Closing or to otherwise fulfill its obligations under this Section 6.1.
Section 6.2    Regulatory Filings. The Buyer shall (a) make any additional filings required by the Buyer or any of its Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof (it being understood that each Party submitted initial filings under the HSR Act on April 26, 2013), (b) comply at the earliest reasonably practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by the Buyer or any of its Affiliates from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Seller in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non‑filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or such transaction. The Buyer shall use Reasonable Efforts to furnish to the Seller all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall not be required to (i) accept any divestitures of any of its businesses or assets, or the businesses or assets of its Subsidiaries or Affiliates, or agree to hold any such businesses or assets separately, or (ii) commence or become involved in any litigation.

Section 6.3    Notification. Prior to the Closing, upon discovery, the Buyer shall inform the Seller in writing of any material variances from the Buyer's representations and warranties contained in Article IV.
Section 6.4    Updated Phase I Reports. The Buyer shall instruct (or permit the Seller to instruct on the Buyer's behalf) the environmental consultant identified in Item 2 on Schedule 3.15 (the property located at 2545 Prairie Road, Eugene, Oregon) to update its environmental report identified in Item 2 on Schedule 3.15 (the "Original Phase I Report") and to address such updated report to the Buyer such that the Buyer shall meet the standards and criteria applicable to “bona fide prospective purchasers” under Section 9601(40) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (the "Updated Phase I Report"). The Buyer shall pay all costs to obtain the Updated Phase I Report.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING
Section 7.1    Conditions Precedent to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:
(a)    No Legal Prohibition. No Law shall exist or be enacted or promulgated by any Governmental Authority which would prohibit the consummation by such Party of the transactions contemplated hereby.
(b)    No Injunction. Such Party shall not be prohibited, by any order, ruling, consent, decree, judgment or injunction of any court, judicial authority or Governmental Authority, from consummating the transactions contemplated hereby.
(c)    HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act and all other applicable antitrust or merger control Laws or regulations of any Governmental Authority shall have expired or otherwise been terminated.
Section 7.2    Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Buyer:
(a)    Performance of Covenants. There shall have been no knowing or intentional violation by the Seller of any of the covenants or agreements of the Seller under Section 5.1, which resulted in a Material Adverse Effect. The Seller shall have in all material respects performed and complied with the covenants and agreements of the Seller set forth in Section 5.6, Section 5.7, and Section 5.8 The Buyer shall receive at the Closing a certificate, dated as of the Closing Date and executed by the Seller's principal executive officer, certifying the fulfillment of the conditions set forth in this Section 7.2(a) with respect to the Seller.

(b)    Closing Deliveries. The Buyer shall have received, or waived delivery of, the items to be delivered pursuant to Section 8.2.
(c)    Consents. All Third Party Consents and Governmental Consents identified on Schedule 8.2(e) shall have been obtained in form and substance reasonably satisfactory to the Buyer, and such Consents shall not have been revoked, rescinded or otherwise invalidated or modified.
(d)    Lease Extension. The Buyer shall have received written evidence reasonably satisfactory to the Buyer that the Seller shall have exercised its options under the Sublease identified in Item 3 on Schedule 8.2(e) to extend the term of the Sublease and the Base Lease identified in Item 3 on Schedule 8.2(e) to August 31, 2024.
Section 7.3    Conditions Precedent to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, as of the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Seller:
(a)    Updated Phase I Report. The Updated Phase I Report shall not have indicated the existence of any material environmental Liabilities with respect to the Acquired Leased Real Properties not otherwise reported in the Original Phase I Report.
(b)    Closing Deliveries. The Seller shall have received, or waived delivery of, the items to be delivered pursuant to Section 8.3.
ARTICLE VIII
CLOSING
Section 8.1    Time and Place. The Closing shall take place at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601-1293 on the Closing Date.
Section 8.2    Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:
(a)    Bill of Sale and Documents of Title. Duly executed warranty deeds, bills of sale, assignment of Intellectual Property, and all other instruments of sale, assignment and transfer as are reasonably necessary or appropriate to sell, assign and transfer to the Buyer (and to vest in the Buyer) good and marketable title to the Purchased Assets, in recordable form, where appropriate, in form and substance reasonably acceptable to the Parties.
(b)    Other Agreements. Executed counterparts of the Other Agreements to which the Seller is a party, including the Transition Services Agreement.
(c)    Good Standing Certificate. A certificate of good standing with respect to the Seller, issued by the Secretary of State of Delaware as of a date not more than five (5) days prior to the Closing Date.
(d)    Authorizing Resolutions. A copy of the resolutions of the Seller's board of managers authorizing the execution and delivery of this Agreement and the Other Agreements to which the Seller is a party and the performance by the Seller of its obligations hereunder and thereunder.
(e)    Required Consents. The Third Party Consents and Governmental Consents identified on Schedule 8.2(e).

(f)    UCC Termination Statements. UCC termination statements or amendments releasing each of the Liens previously perfected by a UCC filing upon the Purchased Assets, other than Permitted Liens.
(g)    FIRPTA Affidavit. A duly executed non‑foreign seller affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Seller is not a "Foreign Person" as defined in Section 1445 of the Code.
Section 8.3    Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:
(a)    The Purchase Price. Payment of the Purchase Price as provided in Section 2.1.
(b)    Assumption Agreement. An executed copy of an assumption agreement, pursuant to which the Buyer shall assume all of the Assumed Liabilities, in form and substance reasonably acceptable to the Seller.
(c)    Good Standing Certificate. A certificate of good standing with respect to the Buyer, issued by the Secretary of State of Delaware as of a date not more than five (5) days prior to the Closing Date.
(c)    Authorizing Resolutions. A copy of the resolutions of the Buyer's sole member, certified by an authorized representative of the Buyer as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Buyer is a party and the performance by the Buyer of its obligations hereunder and thereunder.
(e)    Other Agreements. Executed counterparts of the Other Agreements to which the Buyer is a party, including the Transition Services Agreement.
ARTICLE IX
POST CLOSING COVENANTS
Section 9.1    Tax Covenants.
(a)    Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. The Parties shall cooperate in good faith in preparing and timely filing all Tax Returns and other documentation relating to Transfer Taxes as may be required by applicable Tax Law.
(b)    Bulk Sales Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Seller shall indemnify and hold the Buyer harmless from any Losses which the Buyer may incur due to the failure to so comply.
Section 9.2    Access to Books and Records. From and after the Closing, upon reasonable written notice to the Buyer, the Buyer shall provide the Seller and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Buyer relating to the Business, in connection with any legitimate business purposes of the Seller; provided that such access does not unreasonably disrupt the normal operations of the Buyer or its Affiliates. From and after the Closing, upon reasonable written notice to the Seller, the Seller shall provide the Buyer and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Seller relating to the Business, in connection with any legitimate business purposes of the Buyer; provided that such access does not unreasonably disrupt the normal operations of the Seller or its Affiliates. Nothing contained in this Section 9.2 shall oblige either Party or any of their respective Affiliates to breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily or otherwise.

Section 9.3    Attorney‑Client Privilege. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Seller or its Affiliates in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby will survive the Closing and remain in effect; provided, that from and after the Closing such privilege will be controlled by the Seller and not the Buyer. In addition, the Buyer hereby waives, on its own behalf and agrees to cause its Subsidiaries to waive, any conflicts that may arise in connection with such counsel representing the Seller after the Closing, including in connection with a dispute with the Buyer following the Closing.
Section 9.4    Employee Matters.
(a)    Employee Transfer.
(1)    The Seller shall update Schedule 3.18 no later than ten (10) days prior to the Closing Date to reflect, with respect to the Business Employees, the most current information required to be included on such Schedule for the Business Employees of the Seller, including, all hires, promotions, demotions, terminations, transfers or other status, compensation and benefit changes and attrition, and further accruals or reductions in the Ordinary Course of Business, and as soon as reasonably practicable prior to the Closing Date, the Seller shall provide the Buyer with written notice of any changes to the most recent updated Schedule 3.18. The Buyer shall (1) offer employment to each Business Employee of the Seller who is Active (as hereafter defined) as of the Closing Date; provided, however, that such offer shall be contingent upon (i) such Business Employee's timely completion of Form I-9 and confirmation of employment authorization by E-Verify, (ii) such Business Employee’s execution of the Buyer's offer letter (such offer letter will contain only the applicable contingencies provided for in this Section 9.4(a)), and (iii) with respect to salaried Business Employees, such Business Employee’s execution of the Buyer’s standard confidentiality agreement (collectively, the "Hiring Conditions"), and (2) hire each Business Employee who satisfies the Hiring Conditions and accepts the offer of employment. The Buyer may rescind any such offer of employment if the Business Employee fails to satisfy the applicable Hiring Conditions; in which case, such Business Employee shall not be considered to have been employed by the Buyer. The Buyer shall have no Liabilities with respect to any Business Employee who fails to satisfy the Hiring Conditions or who does not accept the Buyer’s offer of employment. In addition, for any Business Employee who is not Active as of the Closing Date, the Buyer shall, within its sole discretion, consider for employment any such Business Employee who presents himself or herself to the Buyer for “Active” employment in the Business on or prior to the first anniversary of the Closing Date. The terms and conditions of any such offer of employment shall be in the Buyer's sole discretion, subject to applicable Law. Each Business Employee of the Seller to whom the Buyer makes an offer of employment, who accepts the Buyer's offer of employment, who satisfies the Buyer's Hiring Conditions, and who actually commences employment with the Buyer is referred to herein as a "Hired Employee." For purposes of this Section 9.4(a), a Business Employee shall be "Active" if the Business Employee is not listed as "inactive" on Schedule 3.18 or any updated information provided with respect to Schedule 3.18.
(2)    The Seller shall be liable for and shall pay all wages, salaries, change of control payments, payroll taxes and employee benefits due, owing or accrued for all employees (including Business Employees and Hired Employees) through the Closing Date. All claims incurred or liabilities incurred or otherwise asserted under the Seller's Plans shall be the responsibility of the Seller, and the Buyer shall not have any liability with respect to such claims or liabilities.

(3)    With respect to any Business Employee who is not Active on the Closing Date, who presents himself or herself to the Buyer for Active employment in the Business on or prior to the first anniversary of the Closing Date, and who satisfies the Hiring Conditions, but is not employed by the Buyer, the Buyer shall be liable for all employment claims and liabilities (including the actual amounts paid under such COBRA continuation coverage for claims of such Business Employee (less the aggregate amount paid by such Business Employee for COBRA continuation coverage under the applicable Seller's Plans to which such Business Employee is entitled to receive such coverage and timely elects and fully pays for the cost of such coverage) that arise out of the Seller’s termination of such Business Employee as a result of the Buyer’s decision not to employ such Business Employee (but not for claims that arise out of any other act or omission of the Seller for which Seller shall remain liable).
(4)    For each Hired Employee whose employment with the Buyer subsequently terminates, the Buyer shall offer COBRA continuation coverage under its applicable group health plans to such Hired Employee (and any eligible dependents) if such Business Employee is entitled to receive such coverage. The Seller remains obligated to offer, and continue to provide or arrange to provide, COBRA continuation coverage to those employees of the Seller whose employment terminated prior to the Closing Date, to all Business Employees who do not become Hired Employees of Buyer, and to all other employees of the Seller for whom the Buyer is not obligated to offer COBRA continuation coverage.
(b)    Buyer Plans. With respect to each benefit plan, program, practice, policy or arrangement maintained by the Buyer following the Closing Date and in which any of the Hired Employees participate as determined by the Buyer (the "Buyer Plans"), for purposes of determining eligibility to participate and for vesting purposes (but not for accrual of benefits other than determining the level of vacation pay accrual), service with the Seller (or predecessor employers to the extent the Seller provides past service credit) shall be treated as service to the Buyer, except to the extent such service credit would result in any duplication of benefits. For each self-funded health benefit plan of the Buyer, the Buyer shall cause there to be waived any pre-existing condition, exclusion, and waiting period with respect to participation and coverage under any such health benefit plan in which such Hired Employees may be eligible to participate after the Closing and give effect, in determining any deductible, coinsurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Hired Employees during the applicable plan year in which such transfer occurs, provided (i) that the Seller provides all data reasonably requested by the Buyer to the Buyer within three (3) business days of the Closing, and (ii) that such Hired Employees and dependents were enrolled in comparable Seller Plans as of the Closing and continuously thereafter until the effective time of coverage in the new health benefit plan of the Buyer; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits nor any refunds in amounts already paid. To the extent that the Buyer maintains any fully insured health benefit plan, the Buyer shall use Reasonable Efforts to obtain the agreement of any applicable insurance carrier under the relevant insurance contract for each health benefit plan of the Buyer in which the Hired Employees become participants to comply with the immediately preceding sentence.

(c)    401(k) Rollovers. If permitted by the applicable Buyer Plan and subject to and in accordance with the terms and such conditions of such Buyer Plan and applicable law, the Buyer may permit the Hired Employees to make a direct rollover contribution of their cash account balances and rollovers of any outstanding loans (but no other in-kind assets) in the Seller's defined contribution plan known as the Hearthside Food Solutions 401(k) Plan, to the applicable Buyer Plan.

(d)    Cafeteria Plan. The Buyer shall have in effect as of the Closing Date flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the "Buyer's Cafeteria Plan") that provide benefits to Hired Employees that are comparable to those provided by the flexible spending reimbursement accounts under the Hearthside Food Solutions LLC Health Flexible Spending Plan and Hearthside Food Solutions LLC Dependent Care Flexible Spending Account Plan (collectively, the "Seller's Cafeteria Plan") and Buyer agrees to cause Buyer's Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts from Seller's Cafeteria Plan and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Hired Employee under the Seller's Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date provided that the Seller provides all data reasonably requested by the Buyer to the Buyer within three (3) business days of the Closing. As soon as practicable following the Closing Date, the Seller shall cause to be transferred from the Seller's Cafeteria Plan to Buyer's Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made during the year in which the Closing Date occurs by Hired Employees over the aggregate reimbursement payouts made for such year from such accounts to the Hired Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts under the Seller's Cafeteria Plan made during the year in which the Closing Date occurs to Hired Employees exceed the aggregate accumulated contributions to such accounts for such year by the Hired Employees, the Buyer shall cause such excess to be transferred to the Seller as soon as practicable following the Closing Date. On and after the Closing Date, the Buyer shall assume and be solely responsible for all claims by Hired Employees under the Seller's Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.

(e)    PTO Obligations. Following the Closing, each Hired Employee will be permitted to “roll over” one hundred percent (100%) of his or her hours of paid time off (including personal time off and vacation) that is accrued but unused by such Hired Employee as of the Closing Date (the "Rollover PTO"). On the Closing Date, the Seller shall notify the Buyer of the name and an estimate of the number of Rollover PTO hours accrued for each Hired Employee. Within ten (10) days after the Closing Date, the Seller shall provide the Buyer with the actual number of Rollover PTO hours accrued for each Hired Employee. The Buyer shall credit each Hired Employee with paid time off under Buyer's policies, in an amount equal to such actual number of Rollover PTO accrued for such Hired Employee as of the Closing Date. If such Hired Employee terminates employment with the Buyer prior to using his or her Rollover PTO, in addition to any paid time off then accrued under the Buyer's policies, the Buyer shall pay such Hired Employee an amount equal to any such unused Rollover PTO upon such employment termination. On the Closing Date, the Purchase Price will be decreased by the estimated value of the Rollover PTO with respect to each Hired Employee. If the actual value of the Rollover PTO with respect to each Hired Employee calculated by the Seller within ten (10) days after the Closing Date is greater than the estimated value of the Rollover PTO with respect to each Hired Employee calculated by the Seller as of the Closing Date, then the Seller shall promptly deliver to the Buyer an amount of cash equal to such difference. If the actual value of the Rollover PTO with respect to each Hired Employee calculated by the Seller within ten (10) days after the Closing Date is less than the estimated value of the Rollover PTO with respect to each Hired Employee calculated by the Seller as of the Closing Date, then the Buyer shall promptly deliver to the Seller an amount of cash equal to such difference. Following the Closing Date, subject to the foregoing, Hired Employees shall be subject to the applicable policies of the Buyer relating to paid time off in effect from time to time.

(f)    WARN Act. The Buyer shall be responsible to provide any required notice under the WARN Act, or any state plant closing or notification Law, or similar Law in other jurisdictions, with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or group termination or similar event affecting Hired Employees and occurring on or after the Closing Date. In addition, the Buyer shall be responsible for all Liabilities under the WARN Act or similar state statute, arising out of the failure of the Buyer to offer employment to Business Employees.

(g)    Employee Information. Following the date of this Agreement, the Seller shall use Reasonable Efforts to promptly provide the Buyer with information and data reasonably requested by the Buyer relating to the Hired Employees or in connection with the Buyer's rights and obligations under this Article IX, including exchanging information and data relating to employee benefits, Plan coverage (except to the extent prohibited by applicable Law), and providing copies of child support orders, qualified medical child support orders, tax levies, garnishments, qualified domestic relations orders and other wage or other deductions affecting the Hired Employees.

(h)    Bonuses. With respect to salaried Business Employees, Seller shall pay an estimated pro-rata portion (from January 1, 2013 to the Closing Date) of the 2013 annual bonus accrued but unpaid bonuses as of the Closing Date to its employees including those who become Hired Employees on or as soon as practicable after the Closing Date. With respect to non-salaried Business Employees, Seller shall accrue an estimated pro rata portion (from January 1, 2013 to the Closing Date) of the 2013 annual bonus with respect to such non-salaried Business Employees and Buyer shall assume such accrued amounts to the extent included in the Closing Date Net Working Capital.

(i)    No Third Party Beneficiaries. Nothing contained herein shall be construed as requiring, and neither Seller nor any of its Affiliates shall take any action that would have the effect of requiring, the Buyer or any of its Affiliates to continue any specific employee benefit plans. The provisions of this Section 9.4 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees of the Seller prior to or following the Closing or (ii) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 9.5    Confidentiality.
(a)    Non‑Disclosure of Confidential Information. From and after the Closing Date, each of the Seller, on the one hand, and the Buyer, on the other hand (as such, a "Restricted Party") shall not, directly or indirectly, disclose or use at any time (and shall cause its Affiliates and Representatives not to disclose or use) any Confidential Information owned by the other Party (whether or not such information is or was developed by it, and, for these purposes, the Buyer not the Seller shall be deemed to own all Confidential Information regarding the Purchased Assets and Assumed Liabilities), except to the extent that such disclosure or use is directly related to and required by the performance of its duties to the other Party or as required by Law or as otherwise provided hereunder. From and after the Closing Date, each Restricted Party further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information owned by the other Party and to protect it against disclosure, misuse, espionage, loss and theft. In the event any of the Restricted Parties is required by Law to disclose any Confidential Information owned by the other Party, such Restricted Party shall promptly notify the other Party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other Party's reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to a Party's business or its suppliers, distributors, customers, independent contractors or other business relationships that has been obtained or acquired by or otherwise become known to the Restricted Party on or before the Closing Date. Confidential Information includes the following as they relate to a Party's business and, in each case, to the extent a Party obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the business's suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports, and, with respect to the Seller, any information regarding the Seller (and not solely related to the Business) contained in Individual E-mail Histories. Notwithstanding the foregoing, Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of a

Restricted Party; (B) in the case of Confidential Information unrelated to the Business, is thereafter disclosed or furnished to the Restricted Party by a third party who is not known by such Restricted Party to have acquired the information under an obligation of confidentiality; or (C) in the case of Confidential Information unrelated to the Business, is independently developed by the Restricted Party without the use of or reference to Confidential Information after the Closing Date.
(b)    Specific Performance; Injunctive Relief. Each Party acknowledges and agrees that in the event of a breach by the other Party or any of its Representatives of any of the provisions of subsection (a) above, the non-breaching Party may suffer irreparable harm for which no adequate remedy at law would exist, and damages may be difficult to determine. Consequently, in the event of any such breach, the non-breaching Party or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions of subsection (a) above, in each case, without the requirement of posting a bond or proving actual damages.
Section 9.6    Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request in order to effectuate the intent of this Agreement and to provide such other party in all material respects with the intended benefits of this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X).
Section 9.7    Excluded Assets and Excluded Liabilities. Any asset (including all remittances and all mail and other communications) that is an Excluded Asset and that is or comes into the possession, custody or control of the Buyer or any of the Buyer's Affiliates (including its or their successors in interest or assigns) must forthwith be transferred, assigned and conveyed by the Buyer or such Affiliate to the Seller. Until such transfer, assignment and conveyance, the Buyer and the Buyer's Affiliates do not have any right, title or interest in such asset nor may they use the same; rather, they hold such asset in trust for the benefit of the Seller. Any asset (including all remittances and all mail and other communications) that is a Purchased Asset and that is or comes into the possession, custody or control of the Seller or any of the Seller's Affiliates (including its or their successors in interest or assigns) must forthwith be transferred, assigned and conveyed by the Seller or such Affiliate to the Buyer. Until such transfer, assignment and conveyance, the Seller and the Seller's Affiliates do not have any right, title or interest in such asset nor may they use the same; rather, they hold such asset in trust for the benefit of the Buyer. In furtherance of the foregoing. after the Closing, the Seller shall promptly (and in any event within five (5) Business Days of receipt) deliver to the Buyer any funds collected by Seller after the Closing in respect of any Acquired Accounts Receivable relating to the Business that were part of the Purchased Assets.

Section 9.8    Restricted Activities.
(a)    For a period of two (2) years commencing on the Closing Date, the Seller shall not, and it shall cause each of its controlled Affiliates not to, (i) engage in any of the Restricted Businesses within the United States or Canada (the "Territory"), or (ii) directly or indirectly (including through any controlled Affiliate or otherwise), solicit for hire or hire any Hired Employee, or, either directly or indirectly (including through any controlled Affiliate or otherwise), hire or solicit for hire on behalf of any third Person any Hired Employee. The Seller acknowledges that a breach or threatened breach of this Section 9.8 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or threatened breach by the Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach or threatened breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The Seller acknowledges that the restrictions contained in this Section 9.8 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 9.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 9.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(b)    For the purposes of this Section 9.8, the "Restricted Businesses" with respect to the Seller and its controlled Affiliates shall mean the manufacture or production of (a) private label granola products, granola cereal or granola-based snack products (other than granola bars) for sale directly to retailers or other retail customers, (b) the Seller's or any of its Affiliates' own brand of granola products, granola cereal or granola-based snack products (other than granola bars) for sale; provided, that, for the avoidance of doubt, the co-manufacture of private label granola, branded granola, private-label granola cereal, branded granola cereal, private-label granola-based snack products and branded granola-based snack products, in each case, on behalf of third parties, shall not constitute a Restricted Business. Further, the term, "Related Business" as used in this Section 9.8 shall mean any aspect of the Business that is not a Restricted Business.
(c)    Notwithstanding the foregoing, nothing contained in this Section 9.8 shall be construed to restrict the Seller or any of its Subsidiaries from (i) engaging in the Related Businesses or (ii) acquiring a Person, whether through a business combination, acquisition or otherwise, whose total gross revenues acquired by the Seller (including revenues of Affiliates of such Person only to the extent acquired) generated from the Restricted Businesses within the Territory does not exceed Twenty-Five percent (25%) of the consolidated total gross revenues from all lines of business acquired by the Seller conducted by such Person during the twelve month period immediately preceding such acquisition; provided, that none of the assets or personnel of the Seller or any of its Subsidiaries (the “Restricted Facilities”) owned as of the time of such acquisition shall be utilized directly or indirectly in the Restricted Businesses conducted by such acquired Person, assets or business during the period ending on the second anniversary on the Closing Date.

(d)    The Seller shall not consolidate or merge with or into any other Person (whether or not affiliated with the Seller) or engage in successive consolidations or mergers in which the Seller or its successor or successors is a party or parties, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets or business or the assets or business of its successor or successors to any other Person (whether or not affiliated with the Seller or its successor or successors) unless, in each such instance, prior to or contemporaneous with the consummation of any such transaction, the Person formed by such consolidation, or the Person into which the Seller is merged, or the Person which acquires such property, enters into an agreement with the Buyer in form and substance reasonably satisfactory to the Buyer whereby such Person agrees that none of Restricted Facilities acquired by such Person shall be utilized directly or indirectly in the Restricted Businesses and that such Person shall comply with the covenant set forth in clause (ii) of Section 9.8(a), in each case during the period ending on the second anniversary on the Closing Date; provided, however, that such Person's obligations with respect to the covenant set forth in clause (ii) of Section 9.8(a) shall be limited to the Hired Employees identified on Schedule 9.8.
Section 9.9    Transferred Cellular Phone Numbers. As soon as possible after the Closing, the Seller shall cause any Transferred Cellular Phone Numbers that remain with the Seller at the Closing to be transferred to the Persons directed by the Buyer.
ARTICLE X
INDEMNIFICATION
Section 10.1    Survival of the Seller's Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Seller contained in, or arising out of, this Agreement or any of the Other Agreements shall survive the Closing hereunder, notwithstanding any investigation made by the Buyer (whether before or after the Closing), for a period of eighteen (18) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that (i) the Fundamental Representations shall survive until the expiration of the statute of limitations applicable to the claim for which indemnification is sought, and (ii) the representations and warranties set forth in Section 3.15 (Compliance with Environmental Requirements) shall survive the Closing hereunder until the third anniversary of the Closing Date; provided further, however, that any claim made under and in accordance with this Article X during such applicable periods may continue to be prosecuted in accordance with this Agreement after such applicable periods have expired. The covenants and agreements of the Seller contained in this Agreement shall survive the Closing and remain in full force and effect for the applicable periods specified in the respective Sections and Articles or, if no such period is specified, indefinitely; provided, however, that any claims made by the Buyer under Section 10.3(b) with respect to a covenant or agreement that requires performance prior to the Closing must be made within six (6) months after the Closing Date. For avoidance of doubt, actions or claims for Losses under Section 10.3(b) (other than as set forth in the immediately preceding proviso), Section 10.3(c), Section 10.3(d) or Section 10.3(e) or for claims based on fraud may be made at any time and from time to time after the Closing, without time limit or other survival period.
Section 10.2    Survival of the Buyer's Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Buyer contained in, or arising out of, this Agreement or any of the Other Agreements shall survive the Closing hereunder, notwithstanding any investigation made by the Seller (whether before or after the Closing), for a period of eighteen (18) months after the Closing Date, after which they shall expire and be of no further force or effect; provided, however, that the representations and warranties in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Enforceability) and Section 4.7 (Brokers) shall survive until the expiration of the statute of limitations applicable to the claim for which indemnification is sought; provided further, however, that any claim made under and in accordance with this Article X during such applicable periods may continue to be prosecuted in accordance with this Agreement after such applicable periods have expired. The covenants and agreements of the Buyer contained in this Agreement shall survive the Closing and remain in full force and effect for the applicable periods specified in the respective Sections and Articles or, if no such period is specified, indefinitely. For avoidance of doubt, actions or claims for Losses under Section 10.4(b), Section 10.4(c), Section 10.4(d) or Section 10.4(e) or for claims based on fraud may be made at any time and from time to time after the Closing, without time limit or other survival period.

Section 10.3    Indemnification by the Seller. Subject to the terms, conditions and limitations set forth in this Article X, the Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses sustained or incurred by any Buyer Indemnified Party arising out of or resulting from:
(a)    any inaccuracy or breach of a representation or warranty made by the Seller in Article III of this Agreement, or in any of the Other Agreements; provided, however, that for purposes of determining whether there has been a breach or inaccuracy of such representations and warranties (other than the first sentence of Section 3.6 (Absence of Certain Changes)) and the amount of any Losses due to such breach or inaccuracy, all "Material Adverse Effect" or "Material Adverse Change" qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded; or
(b)    any breach by the Seller or the failure of the Seller to perform, observe or comply with any covenants or agreements made by the Seller in this Agreement, the Other Agreements or in any Exhibit or Schedule to this Agreement, regardless of whether such covenant or agreement requires performance prior to, on or after the Closing Date; or
(c)    any claim or assertion for broker's or finder's fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by the Seller or any of its Representatives; or
(d)    any Excluded Assets or Retained Liabilities; or
(e)    any claim arising out of the Settlement Agreements (including any unenforceability thereof).
Section 10.4    Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article X, from and after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or resulting from:
(a)    any inaccuracy or breach of a representation or warranty made by the Buyer in Article IV of this Agreement or in any of the Other Agreements; provided, however, that for purposes of determining whether there has been any breach or inaccuracy of such representations and warranties and the amount of any Losses due to such breach or inaccuracy, all "material adverse effect" qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded; or

(b)    any breach by the Buyer or the failure of the Buyer to perform, observe or comply with any covenants or agreements made by the Buyer in this Agreement, the Other Agreements or in any Exhibit or Schedule to this Agreement, regardless of whether such covenant or agreement requires performance prior to, on or after the Closing Date; or
(c)    any claim or assertion for broker's or finder's fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by either the Buyer or any of its Affiliates; or
(d)    the Assumed Liabilities; or
(e)    the WARN Act with respect to the transactions contemplated by this Agreement.
Section 10.5    Indemnification Procedure for Third Party Claims and Environmental Claims.
(a)    Third Party Claims. In the event that subsequent to the Closing any Person that is or may be entitled to indemnification under this Agreement (an "Indemnified Party") receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including any domestic or foreign court or Governmental Authority (a "Third Party Claim"), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an "Indemnifying Party"), such Indemnified Party shall promptly give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party; provided that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the "Defense Notice"), within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to assume, control and conduct, at its expense and by its own counsel (provided such counsel is reasonably satisfactory to the Indemnified Party), the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party, so long as: (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or relate to any criminal proceeding, action, indictment, allegation or investigation; (iii) settlement of, or an adverse judgment with respect to, a Third Party Claim which involves or otherwise pertains to any of the ten largest customers (by revenue) or suppliers (by amount spent) of the Indemnified Party would not, in the good faith judgment of the Indemnified Party, likely establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party; and (iv) the Indemnifying Party diligently pursues the same in good faith. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim. If the Indemnifying Party does elect as provided above to conduct the defense of the subject Third Party Claim, then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing (at its own cost, for which it shall not be entitled to indemnification) and the Indemnifying Party shall keep such counsel reasonably informed of the status and other matters related to such Third Party Claim; provided, that the Indemnified Party shall have the right to compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an offer is made to settle a Third Party Claim, which offer complies with the last sentence of this Section 10.5, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the date such settlement offer is given to the Indemnified Party and which amount is otherwise indemnifiable hereunder. All settlements effected by the Indemnifying Party hereunder must be approved in advance by the Indemnified Party (such consent not to be unreasonably withheld or delayed) unless such settlement (1) effects a complete release of the Indemnified Party with respect to the Third Party Claim; (2) does not require a payment by the Indemnified Party; (3) does not contain an admission of liability on the part of the Indemnified Party; and (4) if applicable to a Third Party Claim which involves or otherwise pertains to any of the ten largest customers (by revenue) or suppliers (by amount spent) of the Business, will not be likely, in the good faith judgment of the Indemnified Party, to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, in which case no consent of the Indemnified Party shall be required.
(b)    Environmental Claims. Notwithstanding the terms and conditions set forth in Section 10.5(a), the Parties agree that in the event a claim for indemnification is made by any Buyer Indemnified Party relating to any claimed breach of Section 3.15 (Compliance with Environmental Requirements) (the "Environmental Claims"), then, in addition to the procedures set forth in Section 10.5(a), if the Seller elects to assume the defense of any Environmental Claim, the Seller shall have full control over any actions, including, any remedial action, negotiation or litigation (and the settlement thereof) in connection with any such Environmental Claim all at the sole cost and expense of the Seller; provided, however, that (i) the Buyer Indemnified Parties shall cooperate with, and provide access to, the Seller in responding to or remediating any Environmental Claim, including managing or assuming the control of any investigation, sampling, cleanup or other Remediation ("Remedial Action"); provided that, (1) Seller shall use its commercially reasonable efforts to cause such Remedial Action to not unreasonably interfere with operations, as then currently conducted, by the Buyer at any Acquired Leased Real Property; (2) such Remedial Action shall comply with the terms and conditions of the Lease for such Acquired Leased Real Property (so long as such terms are substantially similar to the applicable terms in effect as of the date hereof); (3) such Remedial Action shall be conducted by a licensed environmental consultant reasonably acceptable to the Buyer; (4) the Seller shall provide the Buyer and the landlord under the Lease for such Acquired Leased Real Property with a reasonable opportunity to comment on all work plans or submissions to any Governmental Authority relating to any such Remedial Action; (5) the Seller shall indemnify the Buyer with respect to any Losses for physical damage to the Buyer's property or facility or personal injury directly caused by the Seller after the Closing Date while accessing any Acquired Leased Real Property for the purpose of exercising the Seller's management or control of the Remedial Action; and (6) the Remedial Action shall be conducted in accordance with Environmental Requirements and shall not result in any judgment, order, decree or legally-binding agreement with a third party that imposes any Liabilities on the Buyer without the Buyer's prior written consent, (ii) in the event that any Remedial Action with respect to an Environmental Claim is required by Law or the terms and conditions of the Lease for such Acquired Leased Real Property (so long as such terms are substantially similar to the applicable terms in effect as of the date hereof), the Seller shall only be responsible for remediating or cleaning up to the least stringent applicable clean‑up criteria and requirements under Environmental Requirements or the Lease for the Acquired Leased Real Property (including, in the case of any Remedial Action, least stringent applicable cleanup standards and the use of risk-based remedies, engineering controls and land use restrictions, as appropriate, and non-residential risk‑based criteria) unless a Governmental Authority shall impose different clean-up criteria or requirements, in which event the criteria or requirements imposed by the Governmental Authority shall establish the extent of Seller's responsibility, and (iii) the Buyer Indemnified Parties agree not to object to the recording or implementation of any deed restrictions and institutional controls necessary to allow use of such non-residential clean-up criteria.

Section 10.6    Calculation of Losses.
(a)    The amount of any Losses payable under this Article X by the Indemnifying Party shall be (i) net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii)(a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase), and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any direct, out‑of‑pocket expenses reasonably incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use Reasonable Efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Nothing in this Section 10.6 requires any Indemnified Party to carry any particular type or amount of insurance coverage.
(b)    Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not be liable under this Article X for any (i) Losses relating to any matter to the extent that (A)(1) there is included in the Latest Balance Sheet a specific liability or reserve relating to such matter, (2) such matter is an Assumed Liability, and (3) the Losses related to such matter do not exceed the amount of such specific liability or reserve; (B) the Indemnified Party shall have otherwise been fully compensated for such matter pursuant to the Purchase Price adjustment under Section 2.2; or (C) the Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or "double counting" of the same Loss; (ii) Losses for punitive damages brought by the Indemnified Party against the Indemnifying Party (other than Losses for punitive damages which are part of a Third Party Claim); or (iii) Losses determined or calculated based upon any multiplier of profits, earnings or cash flow.
(c)    The Indemnified Parties shall take, and shall cause their respective Affiliates to take, Reasonable Efforts to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.
(d)    The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement has independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.
Section 10.7    Limitation on Indemnification.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 10.3(a) as a result of any breach of any of the representations or warranties of the Seller set forth in Article III (other than the Fundamental Representations or Section 3.20 (Sufficiency of Assets) or with respect to a claim for fraud on the part of the Seller) if, with respect to any individual item of Loss, such item is less than Forty Thousand Dollars ($40,000) (each, a "Minor Claim"); subject, however, to a maximum of ten (10) Minor Claims, after which Seller's liability to the Buyer Indemnified Parties pursuant to Section 10.3(a) shall not be limited by this Section 10.7(a).

(b)    Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 10.3(a) as a result of any breach of any of the representations or warranties of the Seller set forth in Article III (other than the Fundamental Representations or Section 3.20 (Sufficiency of Assets) or to a claim for fraud on the part of the Seller), except to the extent that the Losses incurred by the Buyer Indemnified Parties as a result of such breaches shall exceed in the aggregate three-quarters of one percent (0.75%) of the Purchase Price to be paid by the Buyer at the Closing, and then only to the extent of such excess (the "Deductible"); provided however, in no case will any Minor Claims permitted under Section 10.7(a) be included or considered as Losses for purposes of calculating or administering the Deductible.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, (i) the Liability of the Seller under Section 10.3(a) as a result of any breach of any of the representations or warranties of the Seller set forth in Article III (other than the Fundamental Representations, Section 3.15 (Compliance with Environmental Requirements) or Section 3.20 (Sufficiency of Assets) or with respect to a claim for fraud on the part of the Seller), shall not exceed in the aggregate ten percent (10%) of the Purchase Price to be paid by the Buyer at Closing, and (ii) the Liability of the Seller under Section 10.3(a) as a result of any breach of the representations or warranties of the Seller set forth in Section 3.15 (Compliance with Environmental Requirements) shall not exceed, in the aggregate, the difference of (A) fifteen percent (15%) of the Purchase Price to be paid by the Buyer at Closing, minus (B) any amounts paid to the Buyer in respect of Liabilities of the Seller described in clause (i) of this Section 10.7(c) (the limitations forth in this Section 10.7(c), as applicable, are referred to herein as the "Cap Amount").
(d)    Except as provided in Section 10.3, no claim shall be brought or maintained by the Buyer or its Affiliates or their respective successors or permitted assigns against any officer, director, equityholder or employee (present or former) of the Seller, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Seller set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder, except to the extent that the same shall have been the result of knowing and intentional fraud by any such Person (and in the event of such knowing and intentional fraud, such recourse shall be brought or granted solely against the Seller and the Person or Persons committing such knowing and intentional fraud), provided that, in the event of any such fraud, nothing herein shall prohibit or prevent the Buyer and its successors or permitted assigns from claiming or seeking rescission of the transactions consummated under this Agreement and any other remedy available at law or in equity against the Seller.
(e)    The Buyer and its successors and permitted assigns, hereby waive any right to seek contribution or other recovery from any officer, director, equityholder or employee (present or former) of the Seller, or any officer, director or employee (present or former) of the Seller that any of them may now or in the future have under any Environmental Requirements. The Buyer and its successors and permitted assigns hereby release all officers, directors, equityholders and employees (present or former) of the Seller, and all officers, directors or employees (present or former) of the Seller from any and all such claims, demands and causes of action that any of them may now or in the future have under such Environmental Requirements.
(f)    All indemnification payments made hereunder shall be treated by all Parties as an adjustment to the Purchase Price.

(g)    For avoidance of doubt, the limitations contained in Section 10.7(a), Section 10.7(b) and Section 10.7(c) (i.e., the "Minor Claims," the "Deductible" and the "Cap Amount") do not apply to a claim for indemnification under Section 10.3(a) with respect to claims made under any of the Fundamental Representations or Section 3.20 (Sufficiency of Assets), or under Section 10.3(b), Section 10.3(c), Section 10.3(d) or Section 10.3(e) or under Article II, or to a claim based upon fraud on the part of the Seller. In the event that a claim may be made by any Buyer Indemnified Party under Section 10.3(a) and also under any one or more of Section 10.3(b), Section 10.3(c), Section 10.3(d) or Section 10.3(e) relating to the same underlying set of facts or circumstances, the limitations contained in Section 10.7(a), Section 10.7(b) and Section 10.7(c) (i.e., the "Minor Claims," the "Deductible" and the "Cap Amount") shall not apply to such claim; provided, however, that in no event shall the Buyer Indemnified Party be entitled to recover more than the amount of the Losses incurred, paid or sustained by the Buyer Indemnified Party as a result of such claim.
(h)    Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have no duty to indemnify any Buyer Indemnified Party with respect to any Environmental Claims (i) for which remediation costs incurred by Buyer Indemnified Parties were in connection with actions taken to achieve more stringent cleanup standards than set forth in Section 10.5(b)(ii) or (ii) arising from any conditions of contamination identified through any environmental sampling or analysis by the Buyer or any of its Affiliates or their respective Representatives unless such sampling or analysis was affirmatively required by Environmental Law or mandated by Governmental Authority.
Section 10.8    Exclusion of Other Remedies. The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article X shall constitute the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Other Agreements and the transactions contemplated hereby and thereby. The provisions of this Section 10.8 shall not, however, prevent or limit a cause of action (a) on account of fraud, (b) under Section 2.2(b) to enforce any decision or determination of the Independent Accountant, or (c) under Section 13.16 to obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof.
Section 10.9    Notice of Claims. Promptly after any Indemnified Party has received notice of or has knowledge of any claim for indemnification hereunder, or the commencement of any Third Party Claim or proceeding, the Indemnified Party must, as a condition precedent to a claim with respect thereto being made against the Indemnifying Party pursuant to Section 10.3 or Section 10.4, give the Indemnifying Party written notice of such claim or the commencement of such Third Party Claim or proceeding. Such notice must state the nature and the basis of such claim or Third Party Claim or proceeding and, if reasonably possible, an estimate of the amount thereof. The failure of any Indemnified Party to give notice as provided herein relieves the Indemnifying Party of its obligations under this Article X if and only if the failure to timely give such notice is materially prejudicial to the Indemnifying Party's ability to adequately defend such claim or Third Party Claim or proceeding (and the Indemnifying Party did not otherwise have knowledge of such claim or Third Party Claim or proceeding) or if the notice was not given prior to the expiration of any applicable time limitation periods set forth in Section 10.1 or Section 10.2, as applicable.
ARTICLE XI
TERMINATION

Section 11.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Buyer and the Seller;
(b)    by the Buyer in writing, without Liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before July 1, 2013 (the "Outside Date");
(c)    by the Seller in writing, without Liability of the Seller on account of such termination (provided that the Seller is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before the Outside Date;
(d)    by the Buyer in writing, if satisfaction of any of the conditions in Section 7.1 or Section 7.2 is or becomes impossible (other than by reason of the Buyer's failure to comply with its obligations under this Agreement) and the Buyer has not waived in writing such condition on or before the Closing;
(e)    by the Seller in writing, if satisfaction of any of the conditions in Section 7.1 or Section 7.3 is or becomes impossible (other than by reason of the Seller's or the Seller's failure to comply with any of its obligations under this Agreement) and the Seller has not waived in writing such condition on or before the Closing;
(f)    by the Buyer in writing, in the event of any material breach of this Agreement by the Seller, which breach remains uncured ten (10) days following written notice by the Buyer to the Seller of such breach;
(g)    by the Seller in writing, in the event of any material breach of this Agreement by the Buyer, which breach remains uncured ten (10) days following written notice by the Seller to the Buyer of such breach; or
(h)    by any Party if any court, judicial authority or Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced or entered any injunction, order, decree or ruling, taken any other action or failed to take any other action which, in any such case, has become final and non‑appealable and has the effect of making the consummation of the transactions contemplated by this Agreement illegal, or otherwise preventing or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 11.1(h) shall not be available to any Party unless such Party shall have used commercially reasonable efforts to oppose any such action or to have such action vacated or made inapplicable to the transactions contemplated by this Agreement.
Section 11.2    Effect of Termination. Except as otherwise provided in this Agreement, in the event of termination of this Agreement pursuant to Section 11.1, all obligations under this Agreement shall terminate and shall be of no further force or effect; provided, however, that (a) the rights and obligations of the Parties set forth in Article X, this Section 11.2, Article XII and Article XIII, inclusive, shall survive such termination, and (b) no termination of this Agreement shall release, or be construed as releasing, any Party from any Liability to any other Party which may have arisen under this Agreement prior to termination or for any breach of this Agreement.
ARTICLE XII
DEFINITIONS
Section 12.1    Definitions. As used in this Agreement:

"Accounts Receivable" of any Person means (a) all trade accounts receivable and other rights to payment from customers of such Person, (b) all other accounts or notes receivable of such Person, and (c) any claim, remedy or other right related to any of the foregoing.
"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, a Person shall be deemed to control another Person if such Person owns or has dispositive power over, directly or indirectly, more than twenty five percent (25%) of the voting Equity Interests of the other Person.
"Business Day" means any day other than a Saturday, a Sunday or other day on which banks in the city of Chicago, Illinois are permitted or required by applicable Law to close.
"Buyer Indemnified Parties" means the Buyer and its Representatives, successors and permitted assigns.
"Cash on Hand" means all cash and cash equivalents, calculated as of 12:01 a.m. ET on the date of calculation. For avoidance of doubt, Cash on Hand (i) will be calculated net of issued but uncleared checks and drafts, and (ii) will include checks and drafts deposited for the account of the Seller which have not cleared as of the date of determination.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
"Code" means the Internal Revenue Code of 1986, as amended.
"Consent" means any approval, consent, ratification, waiver, or other authorization.
"Contract" means any written agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract.
"Corporate Services Assets" means those services provided by the Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or functions for the benefit of the Business, wherever located, and by whomever possessed.
"Equity Interests" means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any Person that is included in a controlled group of companies within which the Seller is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Seller, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Seller is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Seller pursuant to regulations issued under Section 414(o) of the Code.

"FTC" means the United States Federal Trade Commission.
"Fundamental Representations" means the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Violation), Section 3.7 (Taxes), clause (a) of Section 3.10 (Personal Property), clauses (a) and (b) of Section 3.11 (Intellectual Property), and Section 3.21 (Brokers).
"GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
"General Enforceability Exceptions" means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
"Governmental Authority" means the United States or any state, provincial, county, municipal, city, local or foreign government, or any instrumentality, division, subdivision, department, agency or authority of any thereof having competent jurisdiction over any of the Seller, the Buyer or the transactions contemplated by this Agreement, as applicable.
"HSR Act" means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder).
"Indebtedness" means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments (c) capitalized lease obligations; and (d) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (d). For avoidance of doubt, and notwithstanding the foregoing, Indebtedness does not include (i) intercompany indebtedness of the Seller to or from any of its Affiliates, (ii) trade payables and expenses incurred in the Ordinary Course of Business, (iii) obligations related to leases that are or should be (in accordance with GAAP) accounted for as operating leases, or (iv) conditional sale and payment over time arrangements.
"Individual Email Histories" means all electronic mail sent and received since December 1, 2011, via any electronic mail account owned or controlled by the Seller, by any of the Hired Employees other than Jake Skidmore, Chris Cameron, Kevin Sharrar, Sat Bir Khalsa, David Fowler and Jim Gaspar to the extent described in the Transition Services Agreement.
"Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, foreign or domestic, pursuant to the Law of any jurisdiction throughout the world: (a) all designs and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, patent disclosures, letters patent, utility models, pending patent applications and provisional applications, together with all issuances, reissuances, continuations, continuations‑in‑part, reissues, revisions, divisions, extensions, and reexaminations and renewals thereof, foreign or domestic; (b) all trademarks, service marks, trade dress and other proprietary indicia of goods and services, logos, designs, shapes, configurations, slogans, trade names, brand names, assumed names, corporate names, Internet domain names and websites (whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority), and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, whether registered, unregistered or arising by applicable Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, foreign or domestic; (c) all original works of authorship in any medium of expression, whether or not published, all copyrightable works, all copyrights (whether registered, unregistered or arising by applicable Law), and all applications, registrations, issuances, extensions and renewals in connection therewith, (d) all mask works and all applications, registrations, issuances, extensions and renewals in connection therewith, (e) all trade secrets and confidential or proprietary business information (including ideas, research and development, know‑how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data or information, designs, devices, methods, processes, compositions, discoveries, technology, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation, excluding so‑called "shrink wrap" or "click wrap" software), (g) all other proprietary rights, and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), goodwill associated with any of the foregoing, licenses and sublicenses granted or obtained with respect to any of the foregoing, rights under any of the foregoing, including rights to sue at law or in equity and all remedies against infringements of any of the foregoing, rights to protection or extension of interests in any of the foregoing under all applicable Laws.
"Inventory" of any Person means (i) all finished goods, all work‑in‑process, intermediaries, goods in transit, raw materials, ingredients, spare parts, components, merchandise, packaging materials, labels, and all other materials and supplies used or held for use by such Person in the production of goods or products, together with all attachments, accessories, replacements, substitutions, additions and improvements to any of the foregoing; and (ii) bills of lading, warehouse receipts or documents of title relating to, covering or evidencing any right, title, interest or claim in or to any of the foregoing.
"IRS" means the Internal Revenue Service of the United Stated Department of the Treasury.
"Law" means each provision of any currently implemented Federal, state or local law, statute, ordinance, order, decree code, rule or regulation, or other requirement having the force of law promulgated or issued by any Governmental Authority and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.
"Lease" means any lease, sublease or other Contract relating to the occupancy of any improved space on any Real Property.
"Leased Real Property" means the Real Property leased by Seller and utilized in the conduct of the Business and located at: (i) 2545 Prairie Road, Eugene, Oregon, (ii) 2689 Prairie Road, Eugene, Oregon, (iii) 29548 Airport Road, Eugene, Oregon, and (iv) 3420 E Shea Boulevard, Suite 115, Phoenix, Arizona.
"Liability" means any liability or obligation, of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including any liability for Taxes.
"Licenses and Permits" means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority related to the Business.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, hypothec, assignment, deposit arrangement, right of others, claim, security agreement, security interest, financing statement, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien (statutory or otherwise), right of first refusal, charge, or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement.

"Loss" or "Losses" means, with respect to any Person, all Liabilities, demands, claims, orders, suits, actions, or causes of action, assessments, judgments, losses, costs and expenses (including reasonable attorneys' fees and expenses) sustained or incurred by such Person.
"Material Adverse Effect" or "Material Adverse Change" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the financial condition or results of operations of the Business taken as a whole or the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that none of the following first occurring after the date hereof shall be deemed in itself, or in any combination, to constitute, and none of the following first occurring after the date hereof shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) changes affecting the industry or the markets in which the Business participates, the United States economy as a whole or the capital markets in general, in each case to the extent not disproportionately or uniquely affecting the Business; (iii) changes in GAAP to the extent not disproportionately or uniquely affecting the Business; (iv) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority to the extent not disproportionately or uniquely affecting the Business; (v) performance of compliance with the terms of, or the taking of any action required by, this Agreement; or (vi) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America; and (b) any adverse change in or effect on the Business that is cured before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 11.1 hereof.
"Net Working Capital" means the current assets of the Business on a consolidated basis, as of any given date of determination, minus the current liabilities of the Business as determined pursuant to the methodology and limited to the specific accounts and the related instructions set forth on Exhibit A.
"Ordinary Course of Business" means, in respect of any Person, the ordinary course of such Person's business, as conducted by such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Agreement.
"Organizational Documents" means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.
"Other Agreements" means each agreement, document, certificate and instrument being executed or delivered pursuant to this Agreement, including the documents and agreements to be delivered by the Parties pursuant to Article VIII hereof.
"Permitted Liens" means collectively, (i) Liens that are disclosed in the Latest Balance Sheet, (ii) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Latest Balance Sheet, (iii) mechanics', workmen's, repairmen's, warehousemen's, processor's, landlord's, carrier's, maritime, materialmen's, consignee's or other like Liens, including all statutory Liens arising or incurred in the Ordinary Course of Business for accounts not yet due and payable or which are being contested in good faith and will be satisfied in the Ordinary Course of Business prior to the Closing, (iv) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Latest Balance Sheet, (v) any imperfection of title, easements, encroachments, covenants, rights of way, defects, irregularities or encumbrances on title or similar Lien which does not and would not, individually or in the aggregate, reasonably be expected to impair in any material respect the operations of the Business, (vi) licenses, leases and subleases of property and assets (other than the Leased Real Property) in the Ordinary Course of Business listed on Schedule 3.8(b), and (vii) Liens disclosed on the Schedules hereto.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Government Authority.
"Plans" means (a) all employee benefit plans as defined in Section 3(3) of ERISA; and (b) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock option, equity based compensation, phantom stock, material fringe benefit and incentive plans, programs, or arrangements which are sponsored or maintained by the Seller for the benefit of any current or former employee or independent contractor who works or worked in the Business, or to which the Seller has any liability with respect to or under or is a party.
"Purchase Orders" of any Person means definitive open purchase orders from customers of such Person, relating to products or services provided by such Person in the Ordinary Course of Business.
"Real Property" means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, if any, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights‑of‑way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets, if any.
"Reasonable Efforts" means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible, but without the requirement of incurring any material out‑of‑pocket expenses (other than such Party's own legal or accounting fees) or of conceding any legally enforceable rights in connection therewith.
"Representative" means, with respect to any Person, any director, manager, officer, employee or similar person acting in a representative capacity for such Person.
"Seller Indemnified Parties" means the Seller and its Representatives, successors and assigns.
"Seller's Knowledge" or "Knowledge of the Seller" means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to any of the following individuals: Rich Scalise, Jim Gaspar, and Jim Wojciehowski.
"Settlement Agreements" means (a) that certain Settlement and Release Agreement dated as of April 4, 2013 by and between the Seller and East West Tea Company, LLC, an Oregon limited liability company (f/k/a Golden Temple of Oregon, LLC) and (b) that certain Settlement and Release Agreement dated as of April 5, 2013 by and between the Seller and Bibiji Inderjit Kaur Puri.
"Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Tangible Personal Property" means machinery, equipment (including office equipment), leasehold improvements, manufactured and purchased parts, automobiles, trucks, tractors, forklifts, trailers, tools, jigs, dies, molds, prototypes and models, fixtures, trade fixtures, computers and related software, computer hardware and other systems hardware and networking communications assets and other electronic data processing equipment, electronic equipment and signs, furniture, office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind used in the Business.
"Target Net Working Capital" means Six Million Nine Hundred Seven Thousand Dollars ($6,907,000).
"Tax" or "Taxes" means (a) any Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, escheat, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value‑added, alternative or add‑on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any amounts described in clause (a) for which any Person may be jointly or severally liable under applicable Law by virtue of its status as a member of a consolidated, affiliated, combined or unitary group of taxpayers, or (c) any amount described in clauses (a) or (b) that is payable pursuant to any tax‑sharing agreement or any other agreement relating to the sharing, indemnification or payment of any such amount.
"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority.
"Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
"Transfer Taxes" means any and all transfer, documentary, sales, use, gross receipts, stamp, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the transactions contemplated by this Agreement (including recording and escrow fees and any Real Property or leasehold interest transfer or gains Tax and any similar Tax).
"Transferred Cellular Phone Numbers" shall mean all cellular telephone numbers owned or controlled by the Seller currently in use by any employee of the Business.
"Transition Services Agreement" means that Transition Services Agreement, substantially in the form of Exhibit B, to be executed and delivered by the Seller and the Buyer on the Closing Date.

"Treasury Regulation" means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.
"WARN Act" means the Worker's Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state law.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile, E‑mail or other means of electronic transmission, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Seller:	Hearthside Food Solutions, LLC 3250 Lacey Road; Suite 200 Downers Grove IL 60515 Attention: Richard G. Scalise Telephone: (630) 967-3605 Facsimile: (630) 967-3649 E-mail: rscalise@hearthsidefoods.com
with a copy to:	DLA Piper LLP 203 N. LaSalle Street, Suite 1900 Chicago, Illinois 60601 Attention: Thomas H. Horenkamp Telephone: (312) 368-3421 Facsimile: (312) 251-2878 E-mail: thomas.horenkamp@dlapiper.com
If to the Buyer:	Post Holdings, Inc. 2503 S. Hanley Road St. Louis, MO 63144 Attention: Robert V. Vitale Telephone: 314-644-7601 Facsimile: 314-646-3367 E-mail: rob.vitale@postfoods.com
with a copy to:	Lewis, Rice & Fingersh, L.C. 600 Washington Ave., Suite 2500 St. Louis, MO 63101 Attention: Tom W. Zook Telephone: 314-444-7671 Facsimile: 314-612-7671 E-mail: tzook@lewisrice.com

Date of service of such notice shall be (i) the date such notice is delivered by hand, facsimile, E‑mail or other form of electronic transmission, (ii) one (1) Business Day following the delivery by express overnight delivery service, or (iii) three (3) Business Days after the date of mailing if sent by certified or registered mail.
Section 13.2    Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 13.3    Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Party; provided, however, that either Party may assign any or all of its rights and interests hereunder to one or more of its Affiliates or to its lenders for collateral security purposes without such consent, but in such case no such assignment will relieve such Party of any of its obligations hereunder; and provided further the Seller may sell, convey, transfer or otherwise dispose of all or substantially all of its assets or business or the assets or business of its successor or successors to any other Person (whether or not affiliated with the Seller or its successor or successors) so long as prior to or contemporaneous with the consummation of any such sale of assets that occurs on or prior to the third anniversary of the Closing Date (i) the Person which acquires such property enters into an agreement with the Buyer in form and substance reasonably satisfactory to the Buyer whereby such Person agrees to be bound by and observe and perform the covenants and the other obligations of the Seller under this Agreement (including under Article X) and the Other Agreements, (ii) the Seller deposits into an escrow account at Wells Fargo Bank, N.A., or another financial institution reasonably satisfactory to the Buyer, an amount of cash equal to Eight Million Dollars ($8,000,000) less the aggregate amount of all indemnity claims previously paid by the Seller to the Buyer Indemnified Parties under this Agreement or the Other Agreements (the "Coverage Amount"), which Coverage Amount shall be subject to the terms of an Escrow Agreement, in substantially the form attached as Exhibit C to be entered into on or before the date of such escrow deposit among the Seller, the Buyer and the escrow agent, and shall remain in such escrow account until the earlier to occur of (1) the third anniversary of the Closing Date, and (2) the date (but in any event no earlier than the 18 month anniversary of the Closing Date) on which the Seller or one of its Representatives procures, at no cost to the Buyer, an environmental insurance policy able to satisfy any Losses incurred by the Buyer Indemnified Parties which Seller is obligated to indemnify pursuant to Article X as a result of any breaches of the representations and warranties contained in Section 3.15 and which policy shall be issued by an insurance company reasonably satisfactory to the Buyer and shall contain the following terms: (x) the policy would remain in effect until at least the third anniversary of the Closing Date, (y) the amount of insured Losses covered under such policy would be equal to at least Eight Million Dollars ($8,000,000) with a retention of not more than $250,000; and (z) the Buyer shall be included as named insured under such policy; provided, further, that any amounts remaining in the escrow account (less any unresolved claims) shall be released to the Seller upon the earlier of the third anniversary of the Closing and the date upon which evidence of receipt of the environmental insurance policy described in clause (2) above shall have been delivered to the Buyer, or (iii) any other arrangement reasonably satisfactory to the Buyer is entered into to ensure the observance and performance of the covenants and the other obligations of the Seller under this Agreement (including under Article X) and the Other Agreements.
Section 13.4    Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of E‑mail, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 13.5    Expenses. Each of the Seller and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker's, finder's and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby. The Buyer shall pay all costs, expenses, fees and charges relating to any environmental testing or assessments. In addition, the Buyer shall pay all filing fees and expenses attendant to the pre‑merger notification and report form to be filed by the Seller with the FTC and the Antitrust Division of the U.S. Department of Justice, as required by the HSR Act, and any other comparable laws or regulations of other countries in connection with the transactions contemplated by this Agreement.
Section 13.6    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.
Section 13.7    Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.
Section 13.8    Entire Agreement; Amendments and Waivers. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof), along with the Confidentiality Agreement (which shall terminate on the Closing Date), set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.
Section 13.9    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person.

Section 13.10    Disclosure Generally. All Schedules attached hereto (and any Schedules Updates) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. References to any of the Schedules shall be deemed to include any Schedules Updates. Information furnished in any particular Schedule shall be deemed to be included in all other Schedules relating solely to Article III representations and warranties in which the information is required to be included, if such information can reasonably be interpreted as having application to such other Schedule, notwithstanding the absence of a cross‑reference contained therein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement, nor the inclusion of any specific item in a Schedule is intended to imply that such amount, or any higher or lower amount, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not included in a Schedule is or is not material for purposes of the Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement, nor the inclusion of any specific item in a Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not included in a Schedule is or is not in the Ordinary Course of Business for the purposes of this Agreement.
Section 13.11    Acknowledgment by the Buyer; Disclaimers.
(a)    The Buyer acknowledges that, except as set forth in this Agreement or the Other Agreements, no promise or inducement was offered, by the Seller or any of its Representatives, to the Buyer to induce it to consummate the transactions contemplated by this Agreement.
(b)    The Buyer acknowledges and agrees that none of Seller, any other Person acting on behalf of the Seller nor any of their respective Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller or the Business, except as expressly set forth in Article III of this Agreement. The Buyer further acknowledges and agrees that neither the Seller nor any other Person shall have or be subject to any Liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer's use of, any information, document or material made available to the Buyer or the Buyer's Representatives in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement and not otherwise set forth in a representation or warranty made by the Seller in Article III of this Agreement or in any of the Other Agreements. With respect to all materials that are described as having been made available or delivered to the Buyer, such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or any of its Representatives have been granted access to the electronic dataroom established for the transactions contemplated by this Agreement and hosted by DLA Piper LLP, or by transmitting such materials to the Buyer or its Representatives by any other means of electronic or physical delivery.
(c)    THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE BUYER IS PURCHASING THE PURCHASED ASSETS AND ASSUMING THE ASSUMED LIABILITIES "AS IS, WHERE IS," AND THAT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE SELLER), ARE SPECIFICALLY DISCLAIMED BY THE SELLER. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN ARTICLE III OF THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d)    In connection with the Buyer's investigation of the Business, the Buyer or the Buyer's Representatives has received from or on behalf of the Seller certain projections, including projected statements of operating revenues and income from operations of the Business for the fiscal year ending December 31, 2013 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Seller or any other Person with respect thereto. Accordingly, neither the Seller nor the Seller's Representatives makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts).
Section 13.12    Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term "including" shall mean "including without limitation" (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules, Schedules Updates and Exhibits hereto) (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), (h) references to "records" shall refer to all information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, (i) "or" is used in the inclusive sense of "and/or," (j) the words "shall" and "will" have the same meanings, and (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to "Business Days. "
Section 13.13    Construction. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.
Section 13.14    Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT FOR ST. LOUIS COUNTY, MISSOURI OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 13.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN

ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
Section 13.15    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 13.16    Specific Performance. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine. Accordingly, it is agreed that the Party not in breach shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to the remedy of specific performance of the terms and conditions hereof, in addition to any other remedies that may be available, at law or in equity, by reason of such breach.
Section 13.17    Press Releases and Public Disclosures. Prior to and on the Closing Date, the Seller and the Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or transactions contemplated hereby without first obtaining the written consent of the other Party to the issuance of such release, statement or notice (which consent may not be unreasonably withheld, delayed or conditioned), except (i) as such release or announcement may be required by Law or the rules or regulations of any stock exchange, in which case the Party required to make the release or announcement shall be obligated only to use commercially reasonable efforts to consult with the other Party prior to issuing any such press release, publicity statement or other public notice, and (ii) as to announcements made by the Seller or the Buyer to their respective employees the content of which is mutually agreeable to the Seller and the Buyer.

Section 13.18    Time of the Essence. Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement and the Other Agreements.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER:

HEARTHSIDE FOOD SOLUTIONS, LLC

By:	/s/ Richard Scalise
Name:	Richard Scalise
Title:	Chairman, Chief Executive Officer

BUYER:

POST ACQUISITION SUB I, LLC

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	Vice President

Post Holdings, Inc. hereby unconditionally guarantees all of the Buyer's obligations under this Agreement:

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	Chief Financial Officer